Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

ADVERUM BIOTECHNOLOGIES, INC.

at

$3.56 per share, net to the stockholder in cash, without interest and less any applicable tax withholding,

plus one non-tradable contingent value right (“CVR”) per share,

which represents the contractual right to receive up to two contingent cash payments of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones

by

FLYING TIGERS ACQUISITION CORPORATION

a direct wholly-owned subsidiary of

ELI LILLY AND COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M.,

EASTERN TIME, ON DECEMBER 8, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER

TERMINATED.

Flying Tigers Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Adverum Biotechnologies, Inc., a Delaware corporation (“Adverum”), in exchange for (i) $3.56 per Share, net to the stockholder in cash, without interest (the “Cash Consideration”) and less any applicable tax withholding, plus (ii) one non-tradable CVR per Share, which represents the contractual right to receive up to two contingent cash payments of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones, all in accordance with the terms and subject to the conditions and other provisions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and among Lilly, Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the “Rights Agent”) (the Cash Consideration plus one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 24, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Adverum, Lilly and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Adverum pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Adverum continuing as the surviving corporation (the “Surviving Corporation”) and becoming a direct wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Adverum or owned by Adverum, (ii) Shares owned by Lilly, Purchaser or any direct or indirect wholly-owned subsidiary of Lilly or Purchaser or (iii) Shares that are held by stockholders who are entitled to demand and properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”) (see Section 17—“Appraisal Rights”)) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer or the Merger.

The Board of Directors of Adverum (the “Adverum Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”) are advisable, fair to, and in the best interests of, Adverum and the holders of the Shares, (ii) duly authorized and approved the execution and delivery of the Merger Agreement, the performance by Adverum of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iii) resolved that the Merger Agreement and the Transactions will be governed by and effected under Section 251(h) and other relevant provisions of the DGCL and (iv) resolved to recommend that Adverum stockholders accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document, the Letter of Transmittal and other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Shareholders, Banks and Brokers

Toll Free: (888) 446-9207

Outside the U.S. and Canada: (862) 243-7027

Email: Adverumoffer@georgeson.com

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must do the following:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

Questions or requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Adverum contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Adverum to Lilly and Purchaser or has been taken from, or is based upon, publicly available documents or records of Adverum on file with the SEC or other public sources at the time of the Offer. Lilly and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Adverum.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: (i) $3.56, net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one non-tradable CVR per Share, which represents the contractual right to receive up to two contingent cash payments of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones, all in accordance with the terms and subject to the conditions and other provisions set forth in the CVR Agreement.

Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on December 8, 2025, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Flying Tigers Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Eli Lilly and Company.

Adverum Board Recommendation	The Adverum Board unanimously resolved to recommend that Adverum stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Flying Tigers Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Lilly, which was formed solely for the purpose of facilitating the acquisition of Adverum by Lilly, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Lilly. We use the term “Purchaser” to refer to Flying Tigers Acquisition Corporation alone, the term “Lilly” to refer to Eli Lilly and Company alone and the term “Adverum” to refer to Adverum Biotechnologies, Inc. alone.

See Section 8 — “Certain Information Concerning Lilly and Purchaser.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Adverum, which are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

i

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Adverum. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Adverum will become a direct wholly-owned subsidiary of Lilly. In addition, we will cause the Shares to be delisted from The Nasdaq Capital Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•

Purchaser is offering to pay (i) $3.56 per Share, net to the stockholder in cash, without interest and less any applicable tax withholding, plus (ii) one non-tradable CVR per Share, which represents the contractual right to receive up to two contingent cash payments of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones, all in accordance with the terms and subject to the conditions and other provisions set forth in the CVR Agreement. The CVR Agreement contains important terms, conditions and other provisions relating to any potential payment in respect of the CVRs. It is possible that no payment or payment of less than $8.91 per CVR will become payable in respect of the CVRs. See Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. Adverum, Lilly and Purchaser have entered into an Agreement and Plan of Merger, dated October 24, 2025 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”

What is the CVR and how does it work?

•

Each CVR represents a non-tradable contractual right to receive up to two contingent cash payments (each a “Milestone Payment,” and collectively, the “Milestone Payments”) of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones related to the development of any pharmaceutical product that contains or incorporates ixoberogene soroparvovec, formerly referred to as ADVM-022, alone or in combination with one or more other therapeutically active ingredients, including all formulations, dosages, or modes of delivery thereof (the “Ixo-vec Product”).

•

The Milestone Payments comprise the First Milestone Payment (as defined below) and the Second Milestone Payment (as defined below), each payable upon the achievement of certain specified regulatory and commercial milestones within specified time periods, as follows:

•

the “First Milestone Payment” is an amount equal to $1.78 per CVR minus any Milestone Offset Amount (as defined below), if any, in cash, without interest, payable if Regulatory Approval (as defined in the CVR Agreement) is received in the United States for an Ixo-vec Product for the treatment of wet age-related macular degeneration (the “First Milestone”) prior to the earlier of (i) 12:00 a.m. New York City Time on the date that is the seventh anniversary of the Closing Date (as defined below), and (ii) the termination of the CVR Agreement; and

•

the “Second Milestone Payment” is an amount equal to $7.13 per CVR minus any Milestone Offset Amount, if any and to the extent not deducted from the First Milestone Payment, in cash, without interest, payable if and when annual worldwide Net Sales (as defined in the CVR Agreement) of an Ixo-vec Product sold by Lilly or its affiliates or licensees first exceed $1.0 billion (the “Second Milestone,” and together with the First Milestone, the “Milestones” and each a “Milestone”) prior to the tenth anniversary of the Closing Date.

•

The “Milestone Offset Amount” is an amount equal to (i) 50% of any payments that Lilly or any of its affiliates or their respective successors or permitted assigns makes or is obligated to make in exchange for any license to, or other right to use or practice, any Necessary IP (as defined in Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement”) divided by (ii) the total number of CVRs held by all eligible holders of CVRs, as reflected on the CVR Register (as defined below) as of the close of business on the date of the Milestone Notice (as defined in the CVR Agreement). The Milestone Offset Amount will in no event exceed $0.50 per CVR. This means that the aggregate consideration per CVR could be lower than $8.91 (but no lower than $8.41) even if each of the Milestones is met within the applicable specified time frame.

•

Under the terms of the CVR Agreement, Lilly will, and will cause its subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve the First Milestone as promptly as practicable following the Effective Time. However, use of Commercially Reasonable Efforts does not guarantee that Lilly will achieve the First Milestone by a specific date or at all. Whether the Milestone required for payment of the respective Milestone Payment is achieved will depend on many factors, some within control of Lilly and its subsidiaries and others outside the control of Lilly and its subsidiaries.

•

There can be no assurance that either Milestone will be achieved prior to its expiration or the termination of the CVR Agreement, that any payment will be required of Lilly with respect to the Milestones or that the Milestone Payments will not be reduced as described above. If the Milestones are not achieved in the specified timeframes, the Milestone Payments will not be due or payable to holders of the CVRs and any associated covenants and obligations of Lilly and Purchaser will irrevocably terminate in accordance with the terms of the CVR Agreement. No interest will accrue or be payable in respect of any amount that may become payable in respect of the CVRs.

•

The right to payment described above is solely a contractual right governed by the terms and conditions set forth in the CVR Agreement. Holders of CVRs will have no greater rights against Lilly than those accorded to general, unsecured creditors under applicable law.

For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

Is it possible that no payment will become payable to holders of the CVRs?

•

Yes. It is possible that the Milestones described above will not be achieved, in which case you will receive only the Cash Consideration for any Shares you tender in the Offer and no payment with respect to the CVRs you hold. It is not possible to predict what payment (if any) will become payable with respect to the CVRs. The CVR Agreement requires Lilly to undertake Commercially Reasonable Efforts (as defined below in Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement”) to achieve the First Milestone (but not the Second Milestone), but there can be no assurance that either Milestone will be achieved prior to its respective expiration or termination of the CVR Agreement, that any payment will be required of Lilly with respect to the Milestones, or that the Milestone Payments will not be reduced as described above by the Milestone Offset Amount.

For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

May I transfer my CVRs?

•	The CVRs will not be transferable except:

•	by will or intestacy upon death of a holder;

•	by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor;

•	pursuant to a court order;

•

by operation of law (including by consolidation or merger of the holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any holder that is a corporation, limited liability company, partnership or other entity;

•	in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary;

•

if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (so long as such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act); or

•	to Lilly in connection with the abandonment of such CVR by the applicable holder.

For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

Are there any other material terms of the CVRs?

•

The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Lilly, Purchaser, or Adverum or any of their affiliates or subsidiaries (including the Surviving Corporation). The CVRs will not be registered with the SEC or listed for trading.

•

The CVR Agreement provides that, other than the rights of the Rights Agent as set forth in the CVR Agreement, holders of at least 20% of outstanding CVRs set forth in the CVR Register (the “Acting Holders”) have the sole right, on behalf of all holders of CVRs, by virtue or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. However, the foregoing does not limit the ability of an individual holder of CVRs to seek a payment due from the applicable party solely to the extent such payment, and the amount of such payment, has been finally determined to be due and payable and has not been paid within the period contemplated by the CVR Agreement.

•

The CVR Agreement provides that the Rights Agent will have certain audit rights with respect to the Second Milestone from the date of the first commercial sale of the first Ixo-vec Product until the earlier of the achievement of the Second Milestone and the expiration of the Second Milestone. The Acting Holders will have the right to direct the Rights Agent to exercise such rights.

•

Additionally, the CVR Agreement provides Lilly and the Rights Agent the right to amend, without the consent of holders of CVRs, the CVR Agreement in certain instances, including (i) providing for a successor to Lilly, (ii) adding to the covenants of Lilly as Lilly and the Rights Agent will consider to be for the protection of holders of CVRs (if such provisions do not adversely affect the interests of holders of CVRs (as a group in their capacity as such)), (iii) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein or making any provisions with respect to matters or questions arising under the CVR Agreement (if such provisions do not adversely affect the interests of holders of CVRs (as a group in their capacity as such)), (iv) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any similar registration or prospectus requirement under applicable securities laws outside the United States (if such provisions do not change either Milestone, the timeframe for expiration of either Milestone or a Milestone Payment), (v) providing for a successor rights agent, (vi) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of holders of CVRs (as a group in their capacity as such) and (vii) to reduce the number of CVRs in the event any holder of CVRs agrees to abandon or renounce such holder’s rights under the CVR Agreement. Lilly or Purchaser may also amend the CVR Agreement in other circumstances, including in a manner that is materially adverse to your interests as a holder of CVRs, if Lilly and Purchaser obtain the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of such holders.

For more information on the CVRs, including any offset in an amount to be paid under the CVR, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

What is the Promissory Note?

•

On October 24, 2025, in connection with the Merger Agreement, Adverum also entered into a Secured Promissory Note (the “Promissory Note”) with Lilly, pursuant to which Lilly agreed to provide up to $65.0 million in secured debt financing to Adverum, of which $5.0 million was funded on October 28, 2025 and an additional $15.0 million was funded on November 7, 2025. Pursuant to the terms of the Promissory Note, an additional $20.0 million is available at Adverum’s election on November 21, 2025 and an additional $25.0 million is available at Adverum’s election on December 5, 2025, in each case subject to the prior satisfaction of certain funding conditions specified therein, including conditions relating to Adverum’s adherence to an agreed funding plan and the absence of a change in the Adverum Board’s recommendation under the Merger Agreement. Advances will not be available following the termination of the Merger Agreement.

•

Adverum’s obligations under the Promissory Note are guaranteed by each of its subsidiaries and are secured by a first-priority lien on substantially all of Adverum’s and such guarantors’ assets, including intellectual property, accounts, inventory, equipment, and other collateral as defined in the Promissory Note.

•

The proceeds of the Promissory Note are to be used solely to support ongoing Ixo-vec clinical trials and registrational development activities prior to the anticipated closing of the transaction and to fund Adverum’s working capital needs in accordance with an agreed-upon itemized funding plan attached to the Promissory Note.

v

See Section 11 — “The Merger Agreement; Other Agreements – Promissory Note” for a more detailed discussion of the Promissory Note.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined below) recognizes, and the timing and character of such gain or loss depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to uncertainty. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences” regarding further discussion of the Offer Price and receiving Milestone Payments, if any, pursuant to the CVR.

•

If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the receipt of cash and CVRs in exchange for Shares pursuant to the Merger unless you have certain connections to the United States or fail to meet prescribed certification requirements. See Section 5 “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $100 million in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide Purchaser with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. In addition, Lilly will need approximately $250 million to pay the maximum aggregate amount that holders of CVRs could be entitled to receive under the CVR Agreement, of which approximately $50 million is payable if the First Milestone is achieved and approximately $200 million is payable if the Second Milestone is achieved. Lilly has or will have available to it, through a variety of sources, including cash on hand and borrowings at prevailing market interest rates under Lilly’s commercial paper program, proceeds from any debt issuance that may be undertaken by Lilly, or a combination of the foregoing, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not think Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•

the Offer is being made for all issued and outstanding Shares solely for cash (including the right to receive any amount payable with respect to the CVRs, which will be paid in cash upon the achievement of certain specified milestones, all in accordance with the terms and subject to the conditions and other provisions of the CVR Agreement);

•	through Lilly, Purchaser will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the

Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger, as well as the funds available to pay the maximum aggregate amount that holders of CVRs could be entitled to receive; and

•	the Offer and the Merger are not subject to any financing condition.

•

While, for the reasons stated above, we do not believe Purchaser’s financial condition to be relevant to your decision to tender your Shares, you should consider the following in connection with your decision to tender your Shares in the Offer:

•	Lilly’s future financial condition could deteriorate such that Lilly would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payment if and when due;

•

holders of CVRs will have no greater rights against Lilly or the Surviving Corporation than those accorded to general unsecured creditors of Lilly or the Surviving Corporation, as applicable, under applicable law;

•	the CVRs will be effectively subordinated in right of payment to all of Lilly’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

•

the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Lilly’s subsidiaries (other than the Surviving Corporation); and

•

the filing of a bankruptcy petition by or on behalf of Lilly or the Surviving Corporation may prevent Lilly or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been validly tendered in the Offer (and not validly withdrawn) prior to the Expiration Time (as defined below) that number of Shares that, together with the number of Shares, if any, then owned beneficially by Lilly and Purchaser (together with their wholly-owned subsidiaries), would represent a majority of the Shares outstanding as of the consummation of the Offer. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor Adverum is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender my Shares in the Offer?

•

You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 p.m., Eastern Time, on December 8, 2025, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•	Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than solely (A) the Minimum Tender Condition, and (B) any such conditions that by their nature are to be satisfied at the Expiration Time, has not been satisfied or waived, Purchaser will extend the Offer for one or more consecutive increments of up to five business days each (or for such longer period as may be agreed to by Lilly and Adverum), until such time as such conditions have been satisfied or waived;

(ii)	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the Expiration Time) will have been satisfied or waived and the Minimum Tender Condition will not have been satisfied, Purchaser may elect to (and if so requested by Adverum, Purchaser will) extend the Offer for one or more consecutive increments of such duration as requested by Adverum (or if not so requested, as determined by Purchaser) but not more than five business days each (or for such longer period as may be agreed to by Adverum and Lilly); however, Adverum may not request Purchaser to, and Purchaser will not be required to, extend the Offer on more than two occasions in consecutive periods of five business days each (or such longer or shorter period as may be agreed to by Adverum and Purchaser) pursuant to this clause (iii).

•

In each case, Purchaser is not required to extend the Offer beyond the Outside Date. The “Outside Date” means January 22, 2026, unless otherwise extended by mutual written agreement of Lilly, Purchaser and Adverum.

See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”

Will there be a subsequent offering period?

•	No, the Merger Agreement does not permit Purchaser to provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Adverum.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform Computershare Trust, the depositary and paying agent for the Offer (in such capacity, the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time, including, among other conditions:

•	the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Promissory Note Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the absence of a Company Material Adverse Effect (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

We are not providing for guaranteed delivery procedures. Therefore, Adverum stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Adverum stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Cash Consideration for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after January 6, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I validly withdraw previously tendered Shares?

•

To validly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the Adverum Board?

•

Yes. The Adverum Board unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to, and in the best interests of, Adverum and the holders of the Shares, (ii) duly authorized and approved the execution and delivery of the Merger Agreement, the performance by Adverum of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iii) resolved that the Merger Agreement and the Transactions will be governed by and effected under Section 251(h) and other relevant provisions of the DGCL and (iv) resolved to recommend that Adverum stockholders accept the Offer and tender their Shares pursuant to the Offer.

•

Descriptions of the reasons for the Adverum Board’s recommendation and approval of the Offer are set forth in Adverum’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being disseminated to Adverum stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will Adverum continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Adverum will become a direct wholly-owned subsidiary of Lilly. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of Adverum stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL (“Section 251(h)”) provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h), would be entitled to vote on the adoption or rejection of the

x

agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or of any class or series thereof, and such tender offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase pursuant to such tender offer, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of stock of such constituent corporation, that, absent Section 251(h), would be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and kind of cash, property, rights or securities to be paid for such shares of such class or series of stock of such constituent corporation irrevocably accepted for purchase in such tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) without a meeting of Adverum stockholders and without a vote or any further action by Adverum stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (Section 11 — “The Merger Agreement; Other Agreements”), Purchaser will merge with and into Adverum pursuant to Section 251(h). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Adverum or owned by Adverum, (ii) Shares owned by Lilly, Purchaser or any direct or indirect wholly-owned subsidiary of Lilly or Purchaser or (iii) Dissenting Shares) will be converted into the right to receive the Offer Price, without interest, from Purchaser, less any applicable tax withholding.

•

If the Merger is completed, Adverum stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer, and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Adverum stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Adverum will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options, restricted stock units and performance stock units in the Offer?

•	The Offer is being made only for Shares, and not for any outstanding stock options, restricted stock units or performance stock units or warrants of Adverum.

•	The Merger Agreement provides for the following treatment of Adverum’s equity awards:

•

at the Effective Time, each option to purchase Shares granted under Adverum’s 2024 Equity Incentive Award Plan, Adverum’s 2014 Equity Incentive Award Plan, or Adverum’s 2017 Inducement Plan (each, as amended and restated, a “Company Equity Plan”) or otherwise (each, a “Company Stock Option”) with a per share exercise price that is less than the Cash Consideration that is outstanding immediately prior to the Effective Time, whether or not vested (each such Company Stock Option, a “Company Cash-Out Stock Option”) will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Stock Option will be entitled to receive, in consideration of the cancellation of such Company Cash-Out Stock Option, (A) an amount in cash (without interest and less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company Cash-Out Stock Option immediately prior to the Effective Time multiplied by (2) the excess, if any, of the Cash Consideration over the applicable exercise price per share under such Company Cash-Out Stock Option, and (B) one CVR for each Share subject to such Company Cash-Out Stock Option immediately prior to the Effective Time (without regard to vesting);

•

at the Effective Time, each Company Stock Option with an exercise price equal to or greater than the Cash Consideration that is outstanding immediately prior to the Effective Time (each such Company Stock Option, an “Out-of-the-Money Option”), to the extent not vested, will become fully vested as of prior to the Effective Time, and Adverum shall permit the holders of Out-of-the-Money Options to exercise such Out-of-the-Money Options prior to the Effective Time on a basis that allows such holders to participate in the Merger with respect to any Shares acquired under such Out-of-the-Money Options as a holder of Shares, with any Out-of-the-Money Options that remain outstanding and unexercised as of the Effective Time cancelled for no consideration at the Effective Time;

•

at the Effective Time, each restricted stock unit granted under a Company Equity Plan or otherwise that is subject solely to time-based vesting (each, a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will be entitled to receive, in consideration of the cancellation of such Company RSU, (A) an amount in cash (without interest and less applicable tax withholding pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (2) the Cash Consideration, and (B) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time (without regard to vesting);

•

at the Effective Time, each restricted stock unit granted under a Company Equity Plan or otherwise that is subject solely to performance-based vesting (each, a “Company PSU”) that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company PSU will be entitled to receive, in consideration of the cancellation of such Company PSU, (A) an amount in cash (without interest and less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company PSU immediately prior to the Effective Time multiplied by (2) the Cash Consideration, and (B) one CVR for each Share subject to such Company PSU immediately prior to the Effective Time (without regard to vesting); and

•

all payments to former holders in respect of Company Cash-Out Stock Options, Company RSUs and Company PSUs required under the Merger Agreement who were granted such interests as an employee of Adverum or one of its subsidiaries will be made, net of any applicable tax withholding, as promptly as practicable after the Effective Time or the applicable Milestone Payment Date (as defined under the CVR Agreement) under the CVR Agreement, as applicable, and, in any event, no later than the second (2nd) regularly scheduled payroll date that follows (i) with respect to the Cash Consideration, the Effective Time, and (ii) with respect to the amounts payable upon satisfaction of a Milestone (as defined in the CVR Agreement) pursuant to the CVR Agreement, such time as the Rights Agent pays the Milestone Payment amount in accordance with the CVR Agreement.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to the Adverum 2014 Employee Stock Purchase Plan (the “Company ESPP”) and the Company Equity Plans?

•

With respect to the Offering Period (as defined in the Company ESPP) in effect as of the date of the Merger Agreement, if any, no individual who was not a participant in the Company ESPP as of the date of the Merger Agreement may enroll in the Company ESPP with respect to such Offering Period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such Offering Period.

•	No new Offering Period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated.

•

If the applicable purchase date with respect to the Offering Period in effect as of the date of the Merger Agreement, if any, would otherwise occur on or after the date on which the closing of the Merger occurs (the “Closing Date”), then (i) such Offering Period (the “Final Offering Period”) will be shortened and the New Exercise Date (as defined in the Company ESPP) with respect to the Final Offering Period will occur no later than three business days prior to the Closing Date, and (ii) each outstanding Share obtained through the exercise of any outstanding right under the Company ESPP will receive the Merger Consideration pursuant to the Merger Agreement.

•	The Company ESPP will be terminated as of, or prior to, the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to my warrants in the Offer?

•

At the Effective Time, each warrant to purchase Shares (collectively, the “Warrants”) that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, will be replaced, in accordance with the terms of each Warrant, with a warrant issued by the Surviving Corporation and exercisable for (A) an amount in cash (less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares in respect of such Warrant; multiplied by (2) the excess, if any, of the Cash Consideration over the per Share exercise price under such Warrant, and (B) one CVR for each Share in respect of such Warrant immediately prior to the Effective Time.

•

In the event that the per share exercise price under any Warrant is equal to or greater than the Merger Consideration, such Warrant will be cancelled as of the Effective Time without payment and have no further force or effect.

•

Any holder of Warrants that wishes to tender into the Offer must exercise its Warrants in accordance with their terms sufficiently in advance of the Expiration Time such that they can tender the Shares issued in respect of such Warrants into the Offer. Lilly and Adverum encourage holders of Warrants to exercise their Warrants and tender their Shares into the Offer, because outstanding Warrants will not be taken into account in determining whether the Minimum Tender Condition has been satisfied.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?

•

On October 23, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $4.18 per Share. On November 6, 2025, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $4.28 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Will I have appraisal rights in connection with the Offer?

•

No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery (the “Delaware Court”) and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262, including how to access it without subscription or cost, is set forth in Adverum’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being disseminated to Adverum stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

Whom should I call if I have questions about the Offer?

•

You may call Georgeson LLC, the information agent for the Offer (the “Information Agent”), toll free at (888) 446-9207 or (862) 243-7027 outside the U.S. and Canada. See the back cover of this Offer to Purchase for additional contact information for the Information Agent.

INTRODUCTION

Flying Tigers Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation (“Lilly”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Adverum Biotechnologies, Inc., a Delaware corporation (“Adverum”), in exchange for (i) $3.56 per Share, net to the stockholder in cash, without interest (the “Cash Consideration”) and less any applicable tax withholding, plus (ii) one non-tradable contingent value right (each, a “CVR”) per Share, which represents the contractual right to receive up to two contingent cash payments of up to an aggregate of $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones, all in accordance with the terms and subject to the conditions and other provisions of a contingent value rights agreement (the “CVR Agreement”) to be entered into by and between Lilly, Computershare, Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the “Rights Agent”) (the Cash Consideration plus one CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 24, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among Adverum, Lilly and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into Adverum pursuant to Section 251(h) (“Section 251(h)”) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Adverum continuing as the surviving corporation (the “Surviving Corporation”) and becoming a direct wholly-owned subsidiary of Lilly (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Adverum or owned by Adverum, (ii) Shares owned by Lilly, Purchaser or any direct or indirect wholly-owned subsidiary of Lilly or Purchaser or (iii) Shares that are held by stockholders who are entitled to demand and properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL (“Section 262”) (the “Dissenting Shares”)) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Board of Directors of Adverum (the “Adverum Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby (the “Transactions”) are advisable, fair to, and in the best interests of, Adverum and the holders of Shares, (ii) duly authorized and approved the execution and delivery of the Merger Agreement, the performance by Adverum of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iii) resolved that the Merger Agreement and the Transactions will be governed by and effected under Section 251(h) and other relevant provisions of the DGCL and (iv) resolved to recommend that Adverum stockholders accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the Adverum Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Adverum’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being disseminated to Adverum stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the Company Board.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer or the Merger.

Adverum has advised Lilly that, at a meeting of the Adverum Board held on October 23, 2025, Aquilo Partners, L.P. (“Aquilo”) rendered to the Adverum Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 23, 2025, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Offer Price is fair, from a financial point of view, to the holders of Shares. The full text of Aquilo’s written opinion, dated October 23, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Aquilo in preparing its opinion, is attached as Annex A to the Schedule 14D-9 and is incorporated herein by reference.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than solely (A) the Minimum Tender Condition, and (B) any such conditions that by their nature are to be satisfied at the Expiration Time, has not been satisfied or waived, Purchaser will extend the Offer for one or more consecutive increments of up to five business days each (or for such longer period as may be agreed to by Lilly and Adverum), until such time as such conditions have been satisfied or waived;

(ii)	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the Expiration Time) will have been satisfied or waived and the Minimum Tender Condition will not have been satisfied, Purchaser may elect to (and if so requested by Adverum, Purchaser will) extend the Offer for one or more consecutive increments of such duration as requested by Adverum (or if not so requested, as determined by Purchaser) but not more than five business days each (or for such longer period as may be agreed to by Adverum and Lilly); however, Adverum may not request Purchaser to, and Purchaser will not be required to, extend the Offer on more than two occasions in consecutive periods of five business days each (or such longer or shorter period as may be agreed to by Adverum and Purchaser) pursuant to this clause (iii).

In each case, Purchaser is not required to extend the Offer beyond the Outside Date. The “Outside Date” means January 22, 2026, unless otherwise extended by mutual written agreement of Lilly, Purchaser and Adverum.

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser expressly reserves the right at any time or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, in whole or in part, including the Offer Price, except that Adverum’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) is required for Purchaser to:

(i)	decrease the Cash Consideration or amend the terms of the CVRs or the CVR Agreement;

(ii)	change the form of the consideration payable in the Offer;

(iii)	decrease the maximum number of Shares sought pursuant to the Offer;

(iv)	amend or waive the Minimum Tender Condition or the Termination Condition (as defined below);

(v)	add to or modify the Offer Conditions in a manner adverse to the holders of Shares (as a group in their capacity as such);

(vi)

extend the Expiration Time except as required or expressly permitted by the Merger Agreement or provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; or

(vii)	make any other change in the terms or conditions of the Offer that is adverse in any material respect to the holders of Shares (as a group in their capacity as such).

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to accept for payment, and pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Lilly or Adverum may terminate the Merger Agreement.

Adverum has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Adverum’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Adverum’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the scheduled Expiration Time (which will be the next business day after the Expiration Time absent extenuating circumstances and, in any event, will not be more than three business days after the Expiration Time) (the date and time of acceptance for payment, the “Acceptance Time”). We will promptly (and in any event within three business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the paying agent for the Offer to pay, for all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Consideration for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

At or prior to such time as Purchaser accepts for purchase the Shares tendered in the Offer after the Expiration Time, Lilly will execute the CVR Agreement. Neither Purchaser nor Lilly will be required to deposit any funds related to the CVRs with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements — CVR Agreement.”

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, to the extent the Shares are not already held with the Depositary, either (i) in the case of certificated Shares, if any, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of the Letter of Transmittal or any other documents to DTC does not constitute delivery to the Depositary.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, Adverum stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Time. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. Adverum stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Time. Tenders received by the Depositary after the Expiration Time will be disregarded and of no effect.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signatories of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) to the extent the Shares are not already held with the Depositary, the Share Certificates or a Book-Entry Confirmation of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares that are actually received by the Depositary.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES, IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES (IF ANY), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Adverum stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Adverum.

Stock Options, Company RSUs and Company PSUs. The Offer is being made only for Shares and not for outstanding Company Stock Options, Company RSUs, or Company PSUs. Each Company Cash-Out Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Stock Option will receive payment for such Company Cash-Out Stock Options following the Effective Time as provided in the Merger Agreement, subject to applicable tax withholding, without participating in the Offer. Each Out-of-the-Money Option, to the extent not vested, will become fully vested immediately prior to the Effective Time, and Adverum shall permit the holders of Out-of-the-Money Options to exercise such Out-of-the-Money Options prior to the Effective Time on a basis that allows such holders to participate in the Merger with respect to any Shares acquired under such Out-of-the-Money Options as a holder of Shares, with any Out-of-the-Money Options that remain outstanding and unexercised as of the Effective Time cancelled for no consideration at the Effective Time. Each Company RSU that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will receive payment for such Company RSU following the Effective Time as provided in the Merger Agreement, subject to applicable tax withholding, without participating in the Offer. Each Company PSU that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company PSU will receive payment (if any) for such Company PSU following the Effective Time as provided in the Merger Agreement, subject to applicable tax withholding, without participating in the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards in the Merger.

Warrants. At the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, will be replaced, in accordance with the terms of each Warrant, with a warrant issued by the Surviving Corporation and exercisable for (A) an amount in cash (less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares in respect of such Warrant; multiplied by (2) the excess, if any, of the Cash Consideration over the per Share exercise price under such Warrant, and (B) one CVR for each Share in respect of such Warrant immediately prior to the Effective Time. In the event that the per share exercise price under any Warrant is equal to or greater than the Merger Consideration, such Warrant will be cancelled as of the Effective Time without payment and have no further force or effect. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of Warrants.

Information Reporting and Backup Withholding. Payments made to stockholders of Adverum in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a “United States person” (as defined under Section 7701(a)(30) of the Code) (a “U.S. person”) that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the foreign stockholder under an applicable income tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after January 6, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of

Purchaser, Lilly or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.	Certain Material U.S. Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the Offer and the Merger to Adverum stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, publishing rulings and administrative pronouncements of the IRS and judicial interpretations thereof, each as available and in effect as of the date of this Offer, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, entities or agreements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders who own (or are deemed to own) stock of Lilly, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, any alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code, nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to U.S. federal income tax. Important Note: If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax consequences that may apply to you.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder and is not a partnership (or other pass-through entity) for U.S. federal income tax purposes.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of each of its partners or members will generally depend upon the status of such partner or member and such partnership’s activities. Accordingly, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those partnerships or other entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the transactions pursuant to the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction to a U.S. Holder for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes and the timing and potentially the character of a portion of such gain or loss depends in part on the U.S. federal income tax treatment of the CVRs, which is subject to uncertainty. The Receipt of the CVRs pursuant to the Offer or Merger should be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger, and the U.S. federal income tax treatment of the CVRs is subject to uncertainty.

Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These U.S. Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding this issue. In addition, it is unclear how a U.S. Holder would recover its adjusted tax basis in a CVR until the resolution of all contingencies under the CVR. Lilly intends to treat a stockholder’s receipt of a CVR pursuant to the Offer or the Merger as the receipt of additional consideration paid in the Offer or the Merger as part of a “closed transaction.”

Treatment as Closed Transaction. As part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received, and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of the Shares would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as of the closing of the Offer or the Effective Time, as the case may be, as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.

Lilly intends to use commercially reasonable efforts to cooperate with the Rights Agent to send to each U.S. Holder an IRS Form 1099-B. Lilly’s determination is not binding on the IRS as to the U.S. Holder’s tax treatment.

As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. Lilly intends to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of all or a portion of the CVR (as applicable) by the U.S. Holder. Assuming that this method of reporting is correct, it may be appropriate for a U.S. Holder to recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable portion of the CVR, which gain or loss could be long-term capital gain or loss depending on whether the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding the tax treatment of the CVRs, including the allocation of a U.S. Holder’s adjusted tax basis among the applicable portions of the CVR.

Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs generally would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as imputed interest (under Section 483 of the Code), as described below, and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest as described below, will generally first be applied against a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder will then generally recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger and the portion of payments received in respect of the CVRs not treated as imputed interest in excess of such U.S. Holder’s adjusted tax basis. A U.S. Holder may be able to recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to the closing of the Offer or the Effective Time, as the case may be. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger. As discussed above, Lilly will not report the CVRs as an open transaction for U.S. federal income tax purposes. U.S. Holders are urged to consult their tax advisors regarding how to accurately report the CVR.

Imputed Interest. If a Milestone Payment pursuant to a CVR is made more than six months after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest, which would be ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVRs over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include any such imputed interest in its taxable income using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Tax Consequences to Non-U.S. Holders

Subject to the discussions under “Information Reporting and Backup Withholding” and “FATCA” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain net certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States, provide that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, if Milestone Payments are made to a Non-U.S. Holder pursuant to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on such payments, including any portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences to U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agent.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger (including Milestone Payments made pursuant to a CVR), unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to a CVR may be subject to information reporting and backup withholding. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption, and (ii) with respect to payments on the CVRs, provides the Rights Agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding.

Tax information provided on IRS Form 1099-B to a U.S. Holder and the IRS for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099 that a U.S. Holder receives with respect to the Milestone Payments on its CVRs may reflect the entire amount of the Milestone Payments made to the U.S. Holder (other than the amount treated as imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Information reporting may apply to payments to a Non-U.S. Holder with respect to a CVR, including any portion of such payments treated as imputed interest.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

FATCA

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest under Section 483 of the Code, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a Non-U.S. Holder that timely provides certifications that establish an exemption from FATCA withholding on an applicable IRS Form W-8. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the application of FATCA with respect to the CVRs in light of such Non-U.S. Holder’s particular circumstances.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S., OR OTHER LAWS.

6.	Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “ADVM.” Adverum has advised us that, as of November 3, 2025, 22,077,467 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2025
Fourth Quarter (through November 6, 2025)	$5.75	$3.98
Third Quarter	$5.19	$2.11
Second Quarter	$4.47	$1.78
First Quarter	$5.72	$3.52
2024
Fourth Quarter	$8.56	$4.580
Third Quarter	$10.14	$6.390
Second Quarter	$14.21	$6.380
First Quarter	$29.70	$7.530
2023
Fourth Quarter	$14.80	$7.400
Third Quarter	$23.40	$6.810
Second Quarter	$16.20	$6.810
First Quarter	$8.60	$5.750

On October 23, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $4.18 per Share. On November 6, 2025, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $4.28 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

Adverum has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.

7.	Certain Information Concerning Adverum

The summary information set forth below is qualified in its entirety by reference to Adverum’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Lilly nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Lilly nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Adverum, whether furnished by Adverum or contained in such filings, or for any failure by Adverum to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Lilly or Purchaser.

Adverum is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases. Adverum discovers and develops gene therapy product candidates intended to provide durable efficacy by inducing sustained expression of a therapeutic protein. Adverum was incorporated in Delaware on July 17, 2006 and is headquartered in Redwood City, California. The address of Adverum’s principal executive offices and Adverum’s phone number at its principal executive offices are as set forth below:

Adverum Biotechnologies, Inc.

100 Cardinal Way

Redwood City, CA 94063

(650) 656-9323

Additional Information. The Shares are registered under the Exchange Act. Accordingly, Adverum is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Adverum’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of Adverum’s securities, any material interests of such persons in transactions with Adverum and other matters was disclosed in Adverum’s definitive proxy statement for Adverum’s 2025 Annual Meeting of Stockholders filed with the SEC on April 28, 2025. Such information also will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Adverum, that file electronically with the SEC.

8.	Certain Information Concerning Lilly and Purchaser

The summary information set forth below is qualified in its entirety by reference to Lilly’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings with the SEC and other publicly available information.

Purchaser is a Delaware corporation and a direct wholly-owned subsidiary of Lilly, and was formed solely for the purpose of facilitating the acquisition of Adverum by Lilly. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Adverum and will cease to exist, with Adverum surviving the Merger as the Surviving Corporation. The address of Purchaser’s principal executive offices and Purchaser’s phone number at its principal executive offices are as set forth below:

Flying Tigers Acquisition Corporation

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

Lilly, an Indiana corporation, was incorporated in 1901 to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. Lilly discovers, develops, manufactures and markets products in a single business segment — human pharmaceutical products. Lilly manufactures and distributes its products through facilities in the U.S., including Puerto Rico, and in Europe and Asia. The address of Lilly’s principal executive offices and Lilly’s phone number at its principal executive offices are as set forth below:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

(317) 276-2000

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer of Purchaser and Lilly are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Lilly, or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of Lilly, Purchaser or their respective associates or affiliates beneficially owned any Shares.

Except as set forth above or elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Adverum; (ii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Adverum during the past 60 days; (iii) none of Purchaser, Lilly or, to the best knowledge of Purchaser and Lilly after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Adverum (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adverum or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Lilly, their subsidiaries or, to the best knowledge of Purchaser and Lilly after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adverum or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Adverum’s securities, an election of Adverum’s directors or a sale or other transfer of a material amount of Adverum’s assets.

Additional Information. Lilly is subject to the information and reporting requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Lilly’s directors and officers, information as of particular dates concerning the principal holders of Lilly’s securities and any material interests of such persons in transactions with Lilly. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Lilly, that file electronically with the SEC.

9.	Source and Amount of Funds

The Offer is not conditioned upon Lilly’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $100 million in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Lilly will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer. In addition, Lilly will need approximately $250 million to pay the maximum aggregate amount that holders of CVRs could be entitled to receive under the CVR Agreement, of which approximately $50 million is payable if the First Milestone is achieved and approximately $200 million is payable if the Second Milestone is achieved. Lilly has or will have available to it, through a variety of sources, including cash on hand and borrowings at prevailing market interest rates under Lilly’s commercial paper program, proceeds from any debt issuance that may be undertaken by Lilly, or a combination of the foregoing, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. As of September 30, 2025, Lilly had approximately $9.79 billion in cash and cash equivalents on hand. In the event that Lilly determines to issue commercial paper or other debt in connection with the purchase of Shares pursuant to the Offer and to complete the Merger, such commercial paper or other debt will be issued on terms determined by the market at the time of each such issuance, the maturities of such commercial paper or other debt, and Lilly’s ratings.

While, for the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares, you should consider the fact that Lilly’s future financial condition could deteriorate such that

Lilly would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payments if and when due. Furthermore, you should also consider the fact that:

(i)

holders of CVRs will have no greater rights against Lilly or the Surviving Corporation than those accorded to general unsecured creditors of Lilly or the Surviving Corporation, as applicable, under applicable law;

(ii)	the CVRs will be effectively subordinated in right of payment to all of Lilly’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

(iii)

the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Lilly’s subsidiaries (other than the Surviving Corporation); and

(iv)

the filing of a bankruptcy petition by or on behalf of Lilly or the Surviving Corporation may prevent Lilly or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

10.	Background of the Offer; Past Contacts or Negotiations with Adverum

Background of the Offer

The following is a description of contacts between representatives of Lilly and Adverum that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Adverum’s additional activities, please refer to the Schedule 14D-9 that will be filed by Adverum with the SEC and mailed to Adverum stockholders.

In the ordinary course of business and to supplement its research and development activities, Lilly regularly evaluates business development opportunities, including strategic acquisitions and licensing, partnership and collaboration opportunities.

On October 10, 2023, at the annual Alliance for Regenerative Medicine Meeting on the Mesa, in Carlsbad, CA, representatives of Lilly had a discussion with members of Adverum senior management regarding Adverum and its pipeline.

On February 5, 2024, Adverum announced agreements to raise $127.8 million in gross proceeds from the sale of common shares and pre-funded warrants to purchase common shares to certain institutional and accredited investors in a private placement. Adverum announced that it expected the proceeds from this financing, combined with cash, cash equivalents and marketable securities on hand, to fund its operations into late 2025.

On July 18, 2024, representatives of Aquilo contacted representatives of Lilly to inquire about Lilly’s interest in potential partnering transactions.

Also on July 18, 2024, representatives of Lilly, in a discussion with representatives of Aquilo, expressed an interest in exploring a potential partnering transaction involving Ixo-vec. Lilly did not indicate at this time that it was interested in pursuing an acquisition of Adverum, nor did Adverum solicit any interest in an acquisition transaction.

From this time through November 2024, Lilly and Adverum and their respective representatives engaged in a number of discussions and Adverum provided publicly available information requested by Lilly in order to facilitate Lilly’s evaluation of Ixo-vec.

On November 4, 2024, Lilly entered into a confidentiality agreement with Adverum. Following that time through January 27, 2025, representatives of Lilly and Adverum had a number of due diligence discussions relating to Ixo-vec, and Adverum made available certain non-public information to Lilly via a virtual data room.

On January 14, 2025, at the annual J.P. Morgan Healthcare Conference in San Francisco, California, representatives of Lilly met with members of Adverum senior management met.

Following the J.P. Morgan Healthcare Conference meeting through the end of January, Lilly participated in a number of discussions with members of Adverum senior management.

On January 27, 2025, during a call between members of Lilly’s business development team and representatives of Adverum senior management, the Lilly representatives expressed interest in further exploring a partnering transaction and continuing Lilly’s due diligence. From this time through July 15, 2025, representatives of Lilly, members of Adverum senior management and representatives of Aquilo engaged in regular discussions to facilitate Lilly’s due diligence investigation of Ixo-vec and related process matters.

On May 21, 2025, during a call between representatives of Lilly and members of Adverum senior management, Lilly and Adverum discussed potential transaction structures. After discussion, both parties agreed to pursue a partnering transaction.

On July 15, 2025, Lilly sent Adverum a short-form non-binding proposal providing for an exclusive worldwide license to develop and commercialize Ixo-vec, the terms of which included (i) an upfront payment of $25 million in cash; (ii) up to an additional $470 million in contingent cash payments; (iii) development cost sharing, with Lilly paying 70% and Adverum paying 30% of U.S. development costs and Lilly responsible for all ex-U.S. costs; and (iv) certain regulatory and sales-based milestones and tiered sales-based royalties. Later that day, representatives of Lilly informed members of Adverum senior management that Lilly was committed to begin drafting definitive agreements for the partnering transaction immediately in order to facilitate prompt execution.

On July 16, 2025, members of Adverum senior management held a call with representatives of Lilly, during which representatives of Lilly stated they were open to including certain Phase 3 costs incurred by Adverum prior to the execution of the proposed license agreement being subject to cost sharing, subject to required internal reviews, and noted that they would consider Adverum’s proposal for the quantum of such cost sharing.

On July 31, 2025, Lilly sent a long-form non-binding term sheet for a licensing transaction to Adverum, the terms of which were consistent with the terms proposed in the short-form proposal sent by Lilly on July 15, 2025. The term sheet provided for an exclusive worldwide license to exploit Ixo-vec and included the following terms, among others: (i) an upfront payment of $25 million in cash; (ii) up to an additional $470 million in contingent cash payments, payable upon achievement of four specified development milestones and four specified sales-based milestones; (iii) tiered royalties on net sales of the licensed product in the U.S. and ex-U.S.; (iv) Adverum would be responsible for any payments under third-party licenses; and(v) cost sharing for any development activities in the U.S., with Lilly paying 70% and Adverum paying 30%, and with Lilly to be responsible for all costs ex-U.S.

On August 3, 2025, Adverum delivered to Lilly a revised long-form term sheet for a licensing transaction which largely accepted the Lilly proposal subject to certain changes relating to the scope of the license and certain cost and expense sharing provisions.

On August 14, 2025, Lilly sent to Adverum a revised long-form term sheet for a licensing transaction, responding to the key points raised in Adverum’s August 3rd proposal.

From this time through September 9, 2025, Lilly, Adverum and their respective representatives had a number of discussions regarding diligence matters and key open points in the long-form term sheet and draft license agreement.

On August 22, 2025, Lilly sent to Adverum a draft license agreement which generally aligned with Lilly’s August 14th draft term sheet and also included certain other provisions that were favorable to Lilly, including certain cost sharing and reimbursement provisions.

On August 26, 2025, Adverum sent a revised draft license agreement to Lilly reflecting Adverum’s responses to the key open points in the license agreement and included a provision providing that development cost sharing would include certain Phase 3 development costs incurred by Adverum prior to the execution of the proposed licensing transaction, consistent with prior discussions between Adverum and Lilly.

From this time until September 9, 2025, representatives of Lilly and Adverum continued to engage regarding due diligence and process matters, including points relating to budgeting, cost sharing and reimbursement matters.

On September 9, 2025, a representative of Lilly contacted a member of Adverum’s senior management to discuss Adverum’s cash runway, its plans to finance Adverum’s financial commitments as part of the licensing transaction and to inquire as to whether Adverum would be open to a whole company sale transaction rather than the licensing transaction that the parties had been negotiating over the preceding months. The member of Adverum’s senior management indicated that any change in the structure of the transaction between the parties would need to be discussed with the Adverum Board but that in the view of management, any such acquisition proposal would need to represent an equivalent or greater value to Adverum’s stockholders than the proposed licensing transaction.

On September 15, 2025, Lilly sent to Adverum a non-binding proposal providing for an acquisition of all outstanding shares of Adverum’s Common Stock for an aggregate of $91 million in cash at closing, as well as CVRs contemplating potential payment of an aggregate of $25 million upon FDA approval of Ixo-vec for the treatment of wet age-related macular degeneration (“wet AMD”). The proposal stated that Lilly did not have sufficient information to provide terms on a per share basis and that Adverum would be responsible for funding its business through closing of the proposed transaction.

Following Lilly’s delivery of the proposal, members of Adverum senior management participated in a discussion with representatives of Lilly during which, when asked about moving back to a partnering structure, the representatives of Lilly suggested that a partnering transaction structure may be possible if the Adverum Board was not amenable to the acquisition proposal, but Lilly preferred the acquisition structure.

On September 18, 2025, a representative of Adverum held a call with representatives of Lilly and delivered the acquisition counterproposal authorized by the Adverum Board, which consisted of $175 million in upfront cash consideration and up to $375 million in CVRs, with a near term milestone trigger of $75 million based on receipt of U.S. marketing approval for Ixo-vec and a sales-based milestone trigger of $300 million based on achievement of $1 billion in worldwide Ixo-vec revenues. A representative of Adverum also indicated that the Adverum Board remained open to executing the licensing transaction for which the parties had been in advanced discussions in the event that Lilly was unwilling to improve its acquisition proposal.

From this time through October 2, 2025, members of Adverum senior management and representatives of Lilly had limited engagement focused on process matters.

On October 2, 2025, Lilly sent Adverum a revised non-binding acquisition proposal, the terms of which included an aggregate of $100 million in cash at closing, as well as up to an aggregate of $250 million in value in the form of CVRs, with: (i) up to $50 million payable upon achievement of FDA approval of Ixo-vec for the treatment of wet AMD; and (ii) up to $200 million upon the achievement of worldwide net sales for Ixo-vec of greater than $1 billion. The proposal stated that Lilly believed an acquisition of Adverum, rather than a licensing arrangement, was in the best interests of both parties. The proposal also stated that Lilly expected that Adverum would be responsible for funding its business through closing of the transaction. The proposal noted that Lilly did not anticipate sending any further proposals.

On October 3, 2025, a representative of Adverum held a call with representatives of Lilly and informed them that the Adverum Board was willing to proceed to negotiation of definitive agreements and confirmatory due diligence on the basis of Lilly’s October 2nd proposal so long as (i) Lilly committed to a timeline to execute definitive agreements within 10 days; (ii) the parties mutually agreed on the per share price implied by the proposal; and (iii) Lilly agreed to fund Adverum’s operations through the closing of the Transactions without any reduction in the transaction consideration.

Later on October 3, 2025, a representative of Lilly responded to an email from a representative of Adverum and indicated that Lilly was prepared to proceed with negotiation of definitive agreements.

Beginning on October 3, 2025 and continuing until the execution of the Merger Agreement, Adverum made additional confidential information about Adverum and its businesses available to Lilly and its advisors via a virtual data room. Adverum also responded to due diligence inquiries from Lilly and its advisors and members of Adverum senior management participated in due diligence sessions with representatives of Lilly.

On October 8, 2025, Ropes & Gray LLP (“Ropes”), counsel to Lilly, sent representatives of Cooley LLP (“Cooley”), counsel to Adverum, a draft of the merger agreement and a draft of the CVR agreement for the proposed transaction. The draft merger agreement provided for, among other terms, (i) a Company Material Adverse Effect definition that specified that a clinical hold of over six months is a Company Material Adverse Effect; and (ii) a termination fee of 4% of the aggregate upfront purchase price plus the net present value of the CVRs. The draft CVR agreement provided for, among other terms, (i) a milestone offset concept, whereby the amount payable per CVR could be offset by 50% of certain payments Lilly is required to make post-closing in order to obtain licenses of third-party intellectual property necessary and reasonably useful for the development, manufacture, or commercialization of Ixo-vec; (ii) a milestone deadline for the First Milestone of the 7th anniversary of closing and for the Second Milestone of the 10th anniversary of the closing; (iii) a defined efforts obligation to achieve the First Milestone, and no efforts obligation to achieve the Second Milestone and (iv) a definition of “CVR Product” as Ixo-vec and not any other product candidate of Adverum.

On October 10, 2025, representatives of Cooley sent representatives of Ropes a revised draft of the merger agreement which provided, among other terms, that the Company Material Adverse Effect definition would not specify that a clinical hold of over six months is a Company Material Adverse Effect and a termination fee equal to 3.25% of the upfront transaction equity value, and a revised draft of the CVR agreement, which provided, among other terms, no milestone offset concept, a milestone deadline for the Second Milestone of the 12th anniversary of closing and a definition of definition of “CVR Product” that included Ixo-vec and any other product candidate of Adverum.

On October 12, 2025, representatives of Cooley sent representatives of Ropes an initial draft of Adverum’s disclosure letter. From this time through October 21, 2025, members of Adverum senior management and representatives of Cooley sought to further negotiate certain terms of the definitive agreements.

On October 21, 2025, representatives of Ropes sent to representatives of Cooley a revised draft of the merger agreement, which provided for, among other terms, a Company Material Adverse Effect definition which specified that a clinical hold of over six months is a Company Material Adverse Effect; and (ii) a termination fee of 4% of the aggregate upfront purchase price but excluding the potential CVR consideration, and a revised draft of the CVR agreement, which provided for, among other terms, the milestone offset concept included in Lilly’s initial draft of such agreement, a milestone deadline for the Second Milestone of the 10th anniversary of closing and a definition of ‘CVR Product’ as Ixo-vec that did not include any other product candidate of Adverum, and an initial draft of the Promissory Note.

Over the course of October 22, 2025, representatives of Adverum and Lilly had a number of discussions regarding the fully diluted share count for Adverum which should be used for determining the per share upfront cash consideration and per share CVR consideration, corresponding to the aggregate $100 million up-front and up to $250 million CVR amounts included by Lilly in its October 2nd proposal.

On October 22, 2025, representatives of Cooley sent representatives of Ropes revised drafts of the merger agreement, CVR agreement and Promissory Note, reflecting the Adverum Board’s feedback. From that time through the execution of definitive agreements, representatives of Cooley and Ropes had a number of discussions to negotiate and finalize the terms of the definitive agreements and exchanged drafts of the definitive agreements.

On October 23, 2025, Lilly sent a revised proposal which retained the existing economics of Lilly’s October 2 proposal but specified the per share consideration for the transaction as follows: (i) $3.56 per share in cash payable at closing plus (ii) one non-tradable CVR that entitles the holder to receive up to an additional $8.91 per CVR in cash upon the achievement of two milestones described below, for a total potential per share consideration of up to $12.47. The CVR provides payments if and when the following are achieved: (1) up to $1.78 per CVR in cash payable upon U.S. approval of Ixo-vec prior to the 7th anniversary of closing and (2) up to $7.13 per CVR in cash payable upon the first achievement of annual worldwide net sales of Ixo-vec by Lilly, its affiliates or licensees exceeding $1.0 billion dollars prior to the 10th anniversary of closing.

On October 24, 2025, the parties executed the Merger Agreement and the Promissory Note.

Later on October 24, 2025, and before the opening of trading on Nasdaq, Lilly and Adverum issued a joint press release announcing the execution of the Merger Agreement and the Promissory Note.

11.	The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that Lilly or Purchaser makes with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Lilly and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed as an exhibit to this Offer to Purchase with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. The Merger Agreement is not intended to provide, modify or supplement any factual disclosures about Adverum, Lilly or Purchaser, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or otherwise. The Merger Agreement and this summary should not be relied upon as disclosure about Adverum or Lilly. None of Adverum’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Adverum, Lilly, Purchaser or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Adverum to Lilly and Purchaser in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by Adverum to Lilly and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). The Merger Agreement is not intended to modify or supplement any factual disclosures about Adverum, Lilly or Purchaser in Adverum’s public reports and other filings with the SEC. Investors are not third-party beneficiaries under the Merger Agreement (except that any one or more of the holders of Shares, Company Stock Options, Company RSUs, Company PSUs, and Warrants may enforce the provisions in the

Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s)). Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Lilly’s, Purchaser’s or Adverum’s public disclosures.

The Offer. The Merger Agreement provides that Purchaser will, as promptly as practicable after the date of the Merger Agreement (but in no event later than November 7, 2025), commence the Offer at the Offer Price; however, if at the time Purchaser intends to commence the Offer, Adverum is not prepared to file with the SEC and to disseminate to holders of Shares the Schedule 14D-9, Purchaser may, but, until such time as Adverum is so prepared, is not obligated to, commence the Offer. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction or waiver of the Offer Conditions described in Section 15 — “Conditions of the Offer.” Purchaser will accept for purchase and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. To the extent reasonably requested by Adverum, Lilly will use commercially reasonable efforts to keep Adverum reasonably informed on a reasonably prompt basis of the status of the Offer, including with respect to the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer and, upon Adverum’s reasonable written request, use commercially reasonable efforts to provide Adverum as soon as reasonably practicable with the most recent report then available detailing the number of Shares that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

Purchaser expressly reserves the right at any time or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, in whole or in part, including the Offer Price, except that Adverum’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) is required for Purchaser to:

•	decrease the Cash Consideration or amend the terms of the CVRs or the CVR Agreement;

•	change the form of the consideration payable in the Offer;

•	decrease the maximum number of Shares sought pursuant to the Offer;

•	amend or waive the Minimum Tender Condition or the Termination Condition;

•	add to or modify the Offer Conditions in a manner adverse to holders of Shares (as a group in their capacity as such);

•

extend the Expiration Time except as required or expressly permitted by the Merger Agreement or provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act; or

•	make any other change in the terms or conditions of the Offer that is adverse in any material respect to the holders of Shares (as a group in their capacity as such).

The Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition, other than solely (A) the Minimum Tender Condition, and (B) any such conditions that by their nature are to be satisfied at the Expiration Time, has not been satisfied or waived, Purchaser will extend the Offer for one or more consecutive increments of up to five business days each (or for such longer period as may be agreed to by Lilly and Adverum), until such time as such conditions have been satisfied or waived;

(ii)	Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and any such conditions that by their nature are to be satisfied at the Expiration Time) will have been satisfied or waived and the Minimum Tender Condition will not have been satisfied, Purchaser may elect to (and if so requested by Adverum, Purchaser will) extend the Offer for one or more consecutive increments of such duration as requested by Adverum (or if not so requested, as determined by Purchaser), but not more than five business days each (or for such longer period as may be agreed to by Adverum and Lilly); however, Adverum may not request Purchaser to, and Purchaser will not be required to, extend the Offer on more than two occasions.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date. The “Outside Date” means January 22, 2026, unless otherwise extended by mutual written agreement of Lilly, Purchaser and Adverum.

If the Merger Agreement is terminated pursuant to its terms, Purchaser will terminate the Offer promptly (and in any event within one business day of such termination of the Merger Agreement), not acquire any Shares pursuant to the Offer and promptly (and in any event within two business days of such termination of the Merger Agreement) return, and cause any depositary or other agent acting on behalf of Purchaser (including the Depositary) to return, in accordance with applicable laws, all Shares tendered into the Offer to the registered holders thereof.

The Merger. At the Effective Time, Purchaser will merge with and into Adverum, the separate corporate existence of Purchaser will cease, and Adverum will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the Closing Date will take place as soon as practicable but in no event later than the first business day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement. Lilly, Purchaser and Adverum have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of holders of the Shares in accordance with Section 251(h).

At the Closing, Lilly, Purchaser and Adverum will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and will make all other filings, recordings or publications required under the DGCL in connection with the Merger.

At the Effective Time, the certificate of incorporation and the bylaws of Adverum, will be amended and restated in their entirety and as so amended, will be the certificate of incorporation and the bylaws of the Surviving Corporation.

Board of Directors. The directors of Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation until the earlier of their death, resignation or removal, or until their successor is duly elected and qualified.

Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Adverum or owned by Adverum, (ii) Shares owned by Lilly, Purchaser or any direct or indirect wholly-owned subsidiary of Lilly or Purchaser or (iii) Dissenting Shares) will be converted into the right to receive the Merger Consideration, without interest, from Purchaser, less any applicable tax withholding. As of the Effective Time, all such Shares will no longer be outstanding and will cease to exist.

Treatment of Stock Options, Company RSUs, and Company PSUs. At the Effective Time, each Company Cash-Out Stock Option will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Stock Option will be entitled to receive, in consideration of the cancellation of such Company Cash-Out Stock Option, (A) an amount in cash (without interest and less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company Cash-Out

Stock Option immediately prior to the Effective Time multiplied by (2) the excess, if any, of the Cash Consideration over the applicable exercise price per share under such Company Cash-Out Stock Option, and (B) one CVR for each Share subject to such Company Cash-Out Stock Option immediately prior to the Effective Time (without regard to vesting).

At the Effective Time, each Out-of-the-Money Option, to the extent not vested, will become fully vested as of prior to the Effective Time, and Adverum shall permit the holders of Out-of-the-Money Options to exercise such Out-of-the-Money Options prior to the Effective Time on a basis that allows such holders to participate in the Merger with respect to any Shares acquired under such Out-of-the-Money Options as a holder of Shares, with any Out-of-the-Money Options that remain outstanding and unexercised as of the Effective Time cancelled for no consideration at the Effective Time.

At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will be entitled to receive, in consideration of the cancellation of such Company RSU, (A) an amount in cash (without interest and less any applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (2) the Cash Consideration, and (B) one CVR for each Share subject to such Company RSU immediately prior to the Effective Time (without regard to vesting).

At the Effective Time, each Company PSU that is outstanding and unvested immediately prior to the Effective Time will be cancelled, and, in exchange therefor, the holder of such cancelled Company PSU will be entitled to receive, in consideration of the cancellation of such Company PSU, (A) an amount in cash (without interest and less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares subject to such Company PSU immediately prior to the Effective Time multiplied by (2) the Cash Consideration, and (B) one CVR for each Share subject to such Company PSU immediately prior to the Effective Time (without regard to vesting).

The Merger Agreement provides that all payments to former holders of Company Cash-Out Stock Options, Company RSUs and Company PSUs who were granted such interests as an employee of Adverum or one of its Subsidiaries will be made as promptly as practicable after the Effective Time or the applicable Milestone Payment Date (as defined in the CVR Agreement), as applicable, and, in any event, no later than the second (2nd) regularly scheduled payroll date that follows (i) with respect to the Cash Consideration, the Effective Time, and (ii) with respect to the cash consideration payable upon satisfaction of a Milestone pursuant to the CVR Agreement, such time as the Rights Agent pays the applicable Milestone Payment in accordance with the CVR Agreement.

Treatment of Company ESPP. Pursuant to the Merger Agreement, the Adverum Board has adopted or will adopt resolutions and has taken or will take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to the Offering Period in effect as of the date of the Merger Agreement, if any, no individual who was not a participant in the Company ESPP as of the date of the Merger Agreement may enroll in the Company ESPP with respect to such Offering Period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such Offering Period; (ii) no new Offering Period will commence following the date of the Merger Agreement unless and until the Merger Agreement is terminated; (iii) if the applicable purchase date with respect to the Offering Period would otherwise occur on or after the Closing Date, then (A) the Final Offering Period will be shortened and the New Exercise Date with respect to the Final Offering Period will occur no later than three business days prior to the Closing Date, and (B) each outstanding Share obtained through the exercise of any outstanding right under the Company ESPP will receive the Merger Consideration pursuant to the Merger Agreement; and (iv) the Company ESPP will terminate as of or prior to the Effective Time.

Treatment of Warrants. At the Effective Time, each Warrant that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, will be replaced, in accordance with the terms of each Warrant, with a warrant issued by the Surviving Corporation and exercisable for (A) an amount in cash (less applicable tax withholdings pursuant to the Merger Agreement) equal to the product of (1) the total number of Shares in respect of such Warrant; multiplied by (2) the excess, if any, of the Cash Consideration over the per Share exercise price under such Warrant, and (B) one CVR for each Share in respect of such Warrant immediately prior to the Effective Time. In the event that the per share exercise price under any Warrant is equal to or greater than the Merger Consideration, such Warrant will be cancelled as of the Effective Time without payment and have no further force or effect. Adverum agreed to use reasonable best efforts to cause each holder of a Warrant to exercise such Warrant prior to the Effective Time.

Dissenting Shares. At the Effective Time, the Dissenting Shares will be cancelled and will cease to exist. From and after the Effective Time, holders of Dissenting Shares will cease to have any rights with respect thereto except the right to payment of the appraised value of such Dissenting Shares in accordance with Section 262.

However, if any holder fails to perfect, effectively withdraws or otherwise loses his, her or its right to appraisal under Section 262, the Dissenting Shares will be treated as if such Dissenting Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest and less any applicable tax withholding.

Payment of the Merger Consideration; Surrender of Shares. At or immediately after the Acceptance Time, Lilly will deposit or cause to be deposited with a bank or trust company cash in an amount sufficient to pay the aggregate Cash Consideration (calculated assuming that all Shares (other than Dissenting Shares) are tendered into the Offer for purposes of this paragraph).

As promptly as practicable after the Effective Time (and in any event within three business days thereafter), Lilly will cause its depositary for the Merger Consideration (the “Merger Depositary”) to mail to each holder of a record of a certificate (a “Certificate”) or book-entry shares (each, a “Book-Entry Share”) entitled to receive the Merger Consideration, a letter of transmittal or customary agent’s message with respect to the book-entry Shares, as applicable, and instructions for effecting the surrender of a Certificate or Book-Entry Share in exchange for payment of the Merger Consideration.

Upon surrender of a duly executed letter of transmittal and a Certificate to the Merger Depositary, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration into which the Shares represented by such Certificate have been converted, and such Certificate so surrendered will be cancelled.

No holder of record of a Book-Entry Share entitled to receive the Merger Consideration will be required to deliver a Certificate or an executed letter of transmittal to the Merger Depositary to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record will, upon receipt by the Merger Depositary of an “agent’s message” in customary form (or such other evidence, if any, as the Merger Depositary may reasonably request), be entitled to receive the Merger Consideration, and such book-entry Share will be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, Adverum or the Surviving Corporation. No interest shall be paid or accrue on the cash payable in respect of a Book-Entry Share.

At any time following the date that is six months after the Effective Time, Lilly may require the Merger Depositary to deliver to Lilly or its designated affiliate any funds (including any interest received with respect thereto) that have been made available to the Merger Depositary and that have not been disbursed to holders of Certificates or Book-Entry Shares. Thereafter, such holders will be entitled to look to the Surviving Corporation with respect to the Merger Consideration payable to the holder of a Certificate or Book-Entry Share. The Surviving Corporation will pay all charges and expenses, including those of the Merger Depositary, in connection with the exchange of Shares for the Merger Consideration. None of Lilly, Purchaser, Adverum, the Surviving Corporation or the Merger Depositary will be liable to any person in respect of any funds delivered to a public official pursuant to any abandoned property, escheat or other similar laws.

Section 16 Matters. Prior to the Acceptance Time, the Adverum Board will take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Adverum directors and officers of Shares, Company Stock Options, Company RSUs and Company PSUs contemplated by the Merger Agreement.

Withholding. Lilly, Purchaser, Adverum and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts required to be deducted and withheld under the Code or any other tax law.

Transfer Taxes. All transfer taxes imposed on the Offer or the Merger will be paid by the Surviving Corporation and Adverum will cooperate with Purchaser and Lilly in preparing, executing and filing any tax returns with respect to such transfer taxes. If any payment is to be made to a person other than the person named on a surrendered Certificate, it will be a condition to such payment that (i) such Certificate so surrendered must be properly endorsed or must otherwise be in proper form, and (ii) the person presenting such Certificate must pay to the Depositary any transfer tax or other taxes required or must establish to the satisfaction of the Depositary that such tax has been paid or is not required to be paid.

Representations and Warranties.

In the Merger Agreement, Adverum has made customary representations and warranties to Lilly and Purchaser with respect to, among other things:

•	corporate organizations, good standing of Adverum and its subsidiaries and organizational documents of Adverum and its subsidiaries;

•	corporate authority of Adverum to enter into the Merger Agreement and Promissory Note and to consummate the Transactions, and due execution and delivery of the Merger Agreement and Promissory Note;

•	capitalization and equity securities of Adverum and its subsidiaries;

•	absence of violations of organizational documents, applicable laws and contracts as a result of the Transactions, including the Offer and the Merger;

•	required consents, approvals and filings as a result of the Transactions, including the Offer and the Merger;

•	timely filing of SEC filings, accuracy and completeness of the SEC filings and absence of certain SEC investigations;

•

preparation of financial statements in accordance with United States generally accepted accounting principles (“GAAP”), maintenance of system of internal control over financial reporting and disclosure controls and the absence of off-balance sheet arrangements;

•	absence of certain undisclosed liabilities;

•	absence of certain changes and events since June 30, 2025;

•	compliance with law;

•	owned and leased tangible assets and real property;

•	tax matters;

•	material contracts and commitments;

•	intellectual property rights;

•	absence of material litigation;

•	insurance matters;

•	employee benefit plan matters;

•	environmental matters;

•	employment and labor matters;

•	compliance with health law and regulations of the applicable regulatory agencies that are applicable to Adverum and its product candidates and possession of necessary authorizations;

•	compliance with privacy laws;

•	compliance with anti-corruption and money laundering laws, trade controls and sanctions;

•	material suppliers and commitments

•	financial advisors and brokers;

•	absence of anti-takeover agreements or plans and exemption from the takeover laws of Delaware, including Section 203 of the DGCL;

•	receipt of fairness opinions from the financial advisors;

•	no vote required or stockholder consents needed to authorize the Merger Agreement or for the consummation of the Transactions; and

•	absence of certain affiliate transactions.

Certain of Adverum’s representations and warranties in the Merger Agreement refer to, and are qualified by, the concept of “Company Material Adverse Effect.”

“Company Material Adverse Effect” means any state of facts, change, effect, event, circumstance, result, development, condition, inaccuracy, occurrence or other matter that, alone or taken together, (x) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets and liabilities (taken as a whole), operations, prospects, or results of operations of Adverum and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or delays the ability of Adverum to perform its obligations under the Merger Agreement or consummate the Transactions on or before the Outside Date; provided that for purposes of clause (x), any state of facts, changes, effects, events, circumstances, results, developments, conditions, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred:

•

matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which Adverum and its subsidiaries, taken as a whole, operate, except to the extent such matters have a materially disproportionate adverse effect on Adverum and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Adverum and its subsidiaries, taken as a whole, operate;

•	the announcement of the Merger Agreement or the Transactions;

•

any change in the market price or trading volume of the Shares; however, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause;

•

acts of war or terrorism (including cyberattacks), national emergencies, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing), except to the extent such matters have a materially disproportionate adverse effect on Adverum and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Adverum and its subsidiaries, taken as a whole, operate;

•

changes in laws or regulations, or the authoritative interpretations thereof, except to the extent such changes have a materially disproportionate adverse effect on Adverum and its subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which Adverum and its subsidiaries, taken as a whole, operate;

•

any action taken by Adverum or its subsidiaries that is required by the Merger Agreement, including compliance with covenants set forth therein (excluding the requirement that Adverum and its subsidiaries operate in the ordinary course of business), or any action taken or omitted to be taken by Adverum or its subsidiaries at the express written request or with the prior written consent of Lilly or Purchaser;

•

the initiation or settlement of any legal proceedings commenced by any holder of Shares (on their own or on behalf of Adverum or any of its subsidiaries) arising out of or related to the Merger Agreement or the Transactions; or

•

any failure by Adverum or its subsidiaries to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; however, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless expressly excluded under another clause.

Without limiting the generality of the foregoing, any change, effect, event, inaccuracy, occurrence, or other matter (whether or not previously disclosed in any document filed with, or furnished to, the SEC, the Disclosure Letter or otherwise) that, individually or in the aggregate, results in an issuance by the FDA of a clinical hold on the investigation of any Products (as defined in the Merger Agreement), the result of which would reasonably be expected to result in the termination of development of, or a delay of six (6) months or more in dosing patients in, such Products, will be deemed to constitute a Company Material Adverse Effect.

In the Merger Agreement, Lilly and Purchaser, as applicable, have made representations and warranties to Adverum with respect to:

•	corporate organization and good standing of Lilly and Purchaser;

•

corporate authority of Lilly and Purchaser to enter into the Merger Agreement, the Promissory Note and the CVR Agreement and to consummate the Transactions, and the due execution and delivery of the Merger Agreement, the Promissory Note and, when executed and delivered, the CVR Agreement;

•	absence of violations of organizational documents or applicable laws as a result of the Transactions, including the Offer and the Merger;

•	required consents and approvals and filings as a result of the Transactions, including the Offer and the Merger;

•	absence of litigation resulting from the Transactions;

•	financial advisors and brokers;

•	operation of Purchaser;

•	ownership of the Shares of Adverum;

•	no vote or consent to approve the Offer or the Merger;

•	sufficiency of funds to consummate the Transactions, including the Offer and the Merger;

•

disclosure of arrangements or agreements between Lilly, Purchaser or any affiliate of Lilly, on the one hand, and any member of the Adverum Board or officers or employees of Adverum, on the other hand; and

•	Lilly’s investment intention.

Certain of Lilly and Purchaser representations and warranties in the Merger Agreement refer to, and are qualified by, the concept of “Purchaser Material Adverse Effect.” “Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Lilly or Purchaser to timely perform its obligations under the Merger Agreement or to timely consummate the Transactions.

The representations and warranties of Lilly, Purchaser and Adverum contained in the Merger Agreement will terminate and expire at the Effective Time.

Covenants of Adverum. Except (i) as required by applicable law, (ii) as required by the Merger Agreement or the Promissory Note or (iii) with Lilly’s prior written consent (which will not be unreasonably delayed, withheld or conditioned), from the date of the Merger Agreement until the earlier of the Acceptance Time or the date the Merger Agreement is terminated, Adverum will, and will cause its subsidiaries to (A) carry on its business in the ordinary course of business, (B) otherwise maintain and preserve intact its current business organization and keep available the services of current officers and employees and consultants, (C) to preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors, governmental authorities and any others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date, and (D) comply with all laws and perform all obligations under Material Contracts.

During the same time period, Adverum has also agreed, except as set forth in the Disclosure Letter, as required by applicable law, or as required by the Merger Agreement or the Promissory Note, not to, without the prior written consent of Lilly (which will not be unreasonably delayed, withheld or conditioned):

(i)

authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its securities or directly or indirectly redeem, repurchase, adjust, split, reverse split, combine, subdivide or otherwise acquire or reclassify any of its securities, subject to certain exceptions;

(ii)

issue, sell, pledge, modify, transfer, dispose of or otherwise encumber or grant, or authorize the issuance, sale, pledge, modification, transfer, disposition or other encumbrance of any Adverum securities, subject to certain exceptions;

(iii)

except as required by the terms of an employee benefit plan of Adverum in effect as of the date of the Merger Agreement, (A) increase or decrease the wages, salary or other compensation or benefits with respect to any of Adverum’s or its subsidiaries’ officers, directors, employees or other individual service providers, (B) pay or award, or commit to pay or award, any bonuses, commissions or other incentive compensation or severance, separation, retention or transaction-related payments or benefits, (C) accelerate any rights or benefits, or the vesting or funding of any payments or benefits, under any Adverum employee benefit plan, (D) establish, adopt, enter into, modify, amend or terminate any Adverum employee benefit plan, or (E) hire, engage, promote, terminate (without cause), furlough, or temporarily lay off any employee with annual compensation in excess of $200,000 or any individual independent contractor or consultant with annual compensation in excess of $250,000;

(iv)

take any action that would constitute a “mass layoff” or “plant closing” (as defined by WARN) or require notices to employees, or trigger any other obligations or liabilities under WARN or any similar state, local or foreign laws;

(v)

waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(vi)

amend, or propose to amend, its organizational documents (including by merger, consolidation or otherwise) or adopt a stockholders’ rights plan, or enter into any agreement with respect to the voting of any of its securities;

(vii)

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of any of its securities;

(viii)

adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Adverum or its subsidiaries (other than the Merger);

(ix)	subject to clause (xi) below, make any capital expenditures that are above amounts indicated in the capital expenditure budget set forth in the Disclosure Letter;

(x)

acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other person, by purchase of stock, securities or assets, or enter into any joint venture, partnership, strategic alliance, limited liability company or similar arrangement with any third person in any one transaction or series of related transactions;

(xi)

(A) incur, create, assume, become liable for, or materially modify the terms of (including by extending the maturity date thereof) any indebtedness, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another person, issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of Adverum or any of its subsidiaries, or enter into any agreement or arrangement having the economic effect of any of the foregoing, (B) make or forgive any loans or advances to any other person (including any affiliate) (other than to employees and other service providers for business and travel expenses in the ordinary course of business) or change its existing borrowing or lending arrangements for or on behalf of such persons or affiliates, (C) make any capital contributions to, or investments in, any other person or (D) repurchase, prepay, refinance or otherwise reduce or materially change the commitments of any indebtedness;

(xii)

sell, pledge, transfer, license, sublicense, assign, mortgage, encumber, lease (as lessor), subject to any lien (other than permitted liens) (including under any sale-leaseback transaction or any asset securitization transaction) or otherwise abandon, withdraw or dispose of, in a single transaction or a series of related transactions, any tangible assets with a fair market value in excess of $250,000 in the aggregate;

(xiii)

sell, transfer, assign, license, sublicense, lease or otherwise encumber or dispose of (whether by merger, stock or asset sale or otherwise) to any person (including any affiliate) any rights to Adverum’s intellectual property, subject to certain exceptions;

(xiv)

cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Adverum’s patents expiring in accordance with their terms) any of Adverum’s intellectual property;

(xv)	fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any of Adverum’s registered intellectual property;

(xvi)

make any change in Adverum’s intellectual property that does or would reasonably be expected to materially impair such intellectual property or Adverum’s or any rights of any of its subsidiaries with respect thereto

(xvii)

disclose to any person (other than representatives of Lilly and Purchaser) any trade secrets, know-how or confidential or proprietary information included in Adverum’s intellectual property subject to certain exceptions;

(xviii)	fail to take or maintain reasonable measures to protect the confidentiality and value of the Trade Secrets included in any of Adverum’s intellectual property;

(xix)	commence, pay, discharge, settle, compromise or satisfy any litigation that is unrelated to the Transactions, other than solely for monetary consideration not to exceed $250,000;

(xx)

change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or tax accounting methods or practices in any respect, except as required by GAAP or other applicable laws;

(xxi)	write up, write down or write off the book value of any material assets;

(xxii)

(A) make, change or revoke any material tax election with respect to Adverum or its subsidiaries, (B) file any material amended tax return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), tax allocation agreement or tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to taxes) or any other agreement with any governmental body relating to or affecting any material tax liability of Adverum or its subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax with respect to Adverum or its subsidiaries, (E) settle or compromise any material tax liability or tax refund claim with respect to Adverum or its subsidiaries, or (F) fail to pay taxes when due (including any estimated taxes), except, in each case, as required by applicable law;

(xxiii)

waive, release or assign any material rights or claims under, or negotiate, enter into, renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under or terminate, or defer or delay making payments under, certain of Adverum’s contracts, subject to certain exceptions;

(xxiv)	negotiate, amend, modify, extend, enter into or terminate any labor agreement;

(xxv)	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material permits;

(xxvi)

enter into a research or collaboration arrangement (except for certain routine services contracts) that contemplates payments by or to Adverum or any of its subsidiaries in excess of $250,000 in any 12-month period;

(xxvii)	amend, cancel or terminate any material insurance policy naming Adverum or any of its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;

(xxviii)

participate in any scheduled meetings or teleconferences with, or correspond in writing, communicate, or consult with the FDA or any similar governmental body without providing Lilly with prior written notice and, within one business day from the time such written notice is delivered, the opportunity to consult with the Adverum with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable law;

(xxix)

enter into any new material line of business, create any new subsidiary, or enter into any agreement or commitment that materially limits or otherwise materially restricts Adverum or its affiliates, including, following the Closing, Lilly and its affiliates from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(xxx)

(A) commence any clinical trial of which Lilly has not been informed prior to the date of the Merger Agreement, (B) unless mandated by any governmental body, discontinue, terminate, suspend or materially modify any ongoing clinical trial, (C) discontinue, terminate, suspend or materially modify any IND-enabling preclinical studies or other material preclinical development activities without first consulting with Lilly in good faith, or (D) accelerate or delay public disclosure of the results of any ongoing clinical trial from any release dates publicly announced prior to the date hereof without first consulting with Lilly in good faith;

(xxxi)	enter into certain affiliate transactions; and

(xxxii)	authorize, agree or commit to take any of the actions described in clauses (i) through (xxx) above.

Access to Information. From and after the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement in accordance with its terms, Adverum will, and will cause its subsidiaries to, (i) upon reasonable advance notice (A) give Lilly and Purchaser and their respective representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records of Adverum and its subsidiaries, (B) permit Lilly and Purchaser to make such non-invasive inspections as they may reasonably request and (C) cause its officers to furnish Lilly and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of Adverum and its subsidiaries as Lilly or Purchaser may from time to time reasonably request, in each case of clauses (A)-(C), solely for the purpose of effectuating the Transactions and integration planning, and (ii) reasonably promptly notify Lilly of any Healthcare Correspondence (as defined in the Merger Agreement), subject to certain exceptions.

Acquisition Proposals. Adverum will not, and will cause its directors and officers not to, and will instruct its managers, members, employees, accountants, consultants, legal counsel, financial advisors and agents and other agents and representatives (collectively with directors and officers, “Representatives”) not to:

•

directly or indirectly initiate, solicit or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as described below);

•	directly or indirectly engage in, enter into or participate in any discussions or negotiations with any person with respect to any Acquisition Proposal; or

•

provide any non-public information to, or afford access to the business, properties, assets, books or records of Adverum and its subsidiaries to, any person (other than Lilly, Purchaser or any designees of Lilly or Purchaser) in connection with any Acquisition Proposal.

Adverum will, and will cause its directors and officers to, and will direct its other Representatives to, (i) immediately cease any solicitation, discussions or negotiations with any person (other than Lilly, Purchaser or any designees of Lilly or Purchaser) with respect to any Acquisition Proposal, (ii) as soon as reasonably practicable (and in any event within one business day) request in writing the prompt return or destruction of all confidential information provided by or on behalf of Adverum or its subsidiaries to any such person or developed using any such information and (iii) as soon as reasonably practicable (and in any event within one business day) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, Adverum and its Representatives may, solely in response to a bona fide inquiry or proposal that did not result from a material breach of the acquisitions proposal section of the Merger Agreement, inform a person that has made or, to Adverum’s knowledge, is considering making an Acquisition Proposal of the terms of the Merger Agreement regarding Acquisition Proposals.

Notwithstanding any provision of the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time (i) Adverum has received a written bona fide Acquisition Proposal that did not, directly or indirectly, result from a material breach of the acquisitions proposal section of the Merger Agreement, and (ii) the Adverum Board or a committee thereof determines, in good faith, after consultation with outside counsel and a financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal (as described below), then Adverum may (A) furnish information with respect to Adverum to the person making such Acquisition Proposal and its Representatives, and (B) participate in discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal; however, Adverum may only take the actions described in the foregoing clauses (A) or (B) if the Adverum Board determines in good faith, after consultation with outside counsel, that the failure to take any such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable law; however, (x) Adverum will not, and will instruct its Representatives not to, disclose any material non-public information to such person unless Adverum has, or first enters into, a confidentiality agreement with such person with terms governing confidentiality that, taken as a whole, are not materially less restrictive or materially more favorable to the other person than those contained in the Confidentiality Agreement (as defined below), and that does not prohibit Adverum from providing any information to Lilly in accordance with its non-solicitation obligations or otherwise prohibit Adverum from complying with its non-solicitation obligations and (y) Adverum will, concurrently or as promptly as reasonably practicable thereafter, and in any event within one business day, provide or make available to Lilly any material non-public information concerning Adverum provided or made available to such other person that was not previously provided or made available to Lilly and Purchaser. Adverum will not, directly or indirectly, release any person from, waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which Adverum is a party.

Adverum will promptly (and in any event within one business day) notify Lilly in writing (email being acceptable) of the receipt of an Acquisition Proposal, inquiry, request for information or other indication by any person that it is considering making an Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. Adverum will provide Lilly promptly (and in any event within one business day) the material terms and conditions of any such inquiry or Acquisition Proposal (including any subsequent amendments, modifications or supplements thereto), together with copies of all material documents related thereto, and the identity of the person making any such inquiry or Acquisition Proposal, and will keep Lilly reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any changes to the terms thereof).

Subject to the terms and conditions of the Merger Agreement, the Adverum Board and each committee thereof will not approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit Adverum to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, license agreement, merger agreement, joint venture agreement, partnership agreement, collaboration agreement, revenue-sharing agreement or similar definitive agreement (other than a confidentiality agreement) relating to or that would reasonably be expected to lead to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or take any of the following actions:

•

the withdrawal, qualification or modification (in a manner adverse to Lilly or Purchaser) of the Adverum Board’s recommendation that holders of the Shares accept the Offer and tender their Shares pursuant to the Offer (the “Adverum Board Recommendation”) or the public announcement of any proposal to withdraw, qualify or modify (in a manner adverse to Lilly or Purchaser) the Adverum Board Recommendation (or any resolution or agreement to take any such action);

•

the failure by Adverum, within 10 business days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a person other than Lilly or any of its affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

•	the adoption, endorsement, approval or recommendation (or any public proposal with respect to the same) of any Acquisition Proposal (or any resolution or agreement to take such action);

•	the failure to include the Adverum Board Recommendation in the Schedule 14D-9 when disseminated to holders of Shares pursuant to the terms of the Merger Agreement; or

•

the failure by the Adverum Board or a committee thereof to publicly reaffirm the Adverum Board Recommendation following receipt by Adverum of a publicly announced Acquisition Proposal by the earlier of (i) 10 business days of receiving a written request from Lilly to provide such public reaffirmation, and (ii) two business days prior to the then-scheduled expiration date; however, Lilly may deliver only one such request with respect to any single Acquisition Proposal (other than with respect to material amendments, modifications or supplements thereto) (any action described in this bullet and the preceding four bullets being referred to herein as a “Change of Board Recommendation”).

Despite the foregoing or any other provision of the Merger Agreement, prior to the Acceptance Time:

(i)

Adverum may terminate the Merger Agreement to enter into an Alternative Acquisition Agreement if (A) Adverum receives an Acquisition Proposal that did not, directly or indirectly, result from a material breach of the acquisition proposals section of the Merger Agreement, and that the Adverum Board or a committee thereof determines in good faith, after consultation with outside counsel, constitutes a Superior Proposal, (B) Adverum has notified Lilly in writing that it intends to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, and (C) no earlier than the end of the Notice Period (as defined below), the Adverum Board or any committee thereof determines in good faith that the Acquisition Proposal that is subject of the notice delivered pursuant to the acquisition proposals section of the Merger Agreement continues to constitute a Superior Proposal and that the failure to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, after consultation with outside counsel and taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Lilly has irrevocably committed to make during the Notice Period;

(ii)

the Adverum Board or a committee thereof may make a Change of Board Recommendation if (A) Adverum receives an Acquisition Proposal that did not, directly or indirectly, result from a material breach of the acquisition proposals section of the Merger Agreement, and the Adverum Board or a committee thereof determines in good faith, after consultation with outside counsel, that the Acquisition Proposal constitutes a Superior Proposal, (B) Adverum has notified Lilly in writing that it intends to effect a Change of Board Recommendation and (C) no earlier than the end of the Notice Period, the Adverum Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and that the Acquisition Proposal that is subject of the notice delivered pursuant to the acquisition proposals section of the Merger Agreement continues to constitute a Superior Proposal, after consultation with outside counsel and taking into consideration the terms of any proposed amendment or modification to the Merger Agreement that Lilly has irrevocably committed to make during the Notice Period; and

(iii)

other than in connection with an Acquisition Proposal, the Adverum Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event (as described below) if (A) Adverum has notified Lilly in writing that it intends to effect a Change of Board Recommendation, and (B) no earlier than the end of the Notice Period, the Adverum Board or any committee thereof determines in good faith, after consultation with outside counsel and considering the terms of any proposed amendment or modification to the Merger Agreement that Lilly has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In the event the Merger Agreement is terminated by Adverum in order to enter into an Alternative Acquisition Agreement in respect of such Superior Proposal, or upon a Change of Board Recommendation, Adverum will pay or cause to be paid to Lilly the Adverum Termination Fee described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Effect of Termination.”

Nothing contained in the Merger Agreement prohibits (i) the Adverum Board or a committee thereof from (A) taking and disclosing to holders of Shares a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Adverum Board or a committee thereof determines, in good faith, after consultation with outside counsel, that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (ii) Adverum or the Adverum Board from making any disclosure required under the Exchange Act; however, any such action that would otherwise constitute a Change of Board Recommendation will be made only in compliance with the acquisition proposals section of the Merger Agreement (it being understood that: (x) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (y) any disclosure of information to holders of Shares that only describes Adverum’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and contains a statement that the Adverum Board has not effected a Change of Board Recommendation, in each case, will be deemed not to be a Change of Board Recommendation).

“Acquisition Proposal” means any indication of interest, request for non-public information, inquiry, offer or proposal made or renewed by a person or group (other than Lilly or Purchaser) relating to any (i) direct or indirect issuance, exchange, purchase or other acquisition (in each case, whether in a single transaction or a series of related transactions) by any person or group, whether from Adverum or any other person(s), of Shares or other Adverum securities representing more than 20% of Adverum common stock or other voting or equity securities of Adverum outstanding after giving effect to the consummation of such issuance, exchange, purchase or other acquisition, including pursuant to a tender offer or exchange offer by a person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of Adverum common stock outstanding after giving effect to the consummation of such tender or exchange offer, (ii) direct or indirect purchase, exchange, transfer or other acquisition (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement) (in each case, whether in a single transaction or a series of related transactions) by any person or group, or stockholders of any such person or group, of more than 20% of the consolidated total assets (including through the acquisition of stock in its subsidiaries) of Adverum and its subsidiaries, taken as a whole (measured by the fair market value as of the date of such purchase or acquisition); or (iii) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction (in each case, whether in a single transaction or a series of related transactions) involving Adverum or its subsidiaries pursuant to which any person or group, or stockholders of any such person or group (other than Adverum), would hold Shares or other Adverum securities representing more than 20% of Adverum common stock or other Adverum securities outstanding after giving effect to the consummation of such transaction.

“Superior Proposal” means any written bona fide (as reasonably determined by the Adverum Board in good faith) Acquisition Proposal received after the date of the Merger Agreement that did not, directly or indirectly, result from a material breach of the acquisition proposals section of the Merger Agreement (except the references in the definition thereof to “20%” will be replaced by “100%”) that the Adverum Board or a committee thereof has determined in good faith, after consultation with outside counsel and its independent financial advisor, is superior to the Acquisition Proposal reflected in the Merger Agreement, and is reasonably likely to be consummated in accordance with its terms, taking into account all of the terms and conditions (including all of the financial, regulatory, financing, conditionality, legal and other terms, as well as the certainty of closing) and all other aspects of such Acquisition Proposal (including any changes to the terms of the Merger Agreement proposed by Lilly).

“Intervening Event” means a change, effect, event, circumstance, result, development, condition, occurrence, or other matter material to Adverum that was not known to the Adverum Board or any committee thereof on the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Adverum Board or any committee thereof as of the date of the Merger Agreement), which change, effect, event, circumstance, result, development, condition, occurrence, or other matter, or any consequence thereof, becomes known to or reasonably foreseeable by the Adverum Board or any committee thereof prior to the Acceptance Time; however, in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; however, in no event will any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes of applicable law) or conditions generally affecting the industry in which

Adverum and its subsidiaries, taken as a whole, operate, or (iii) Adverum’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

“Notice Period” means the period beginning at 5:00 p.m. New York City Time, on the day of delivery by Adverum to Lilly of a notice regarding an Acquisition Proposal delivered pursuant to the Merger Agreement (even if such notice is delivered after 5:00 p.m. New York City Time) and ending on the fourth business day thereafter at 5:00 p.m. New York City Time; however, with respect to any change in the financial terms or other material terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. New York City Time, on the second business day after delivery of such revised notice; however, if fewer than five business days remain prior to the scheduled Expiration Time and Purchaser has not extended the Offer pursuant to the terms of the Merger Agreement, the Notice Period will be the period beginning upon delivery by Adverum to Lilly of such a notice and ending 24 hours thereafter.

Employee Matters. Lilly will, and will cause the Surviving Corporation to, for a 12-month period following the Closing Date (or, if earlier, until the date of the termination of employment of a Current Employee, as defined below), provide each individual employed by Adverum or its subsidiaries immediately prior to the Effective Time (each, a “Current Employee”): (i) base salary or wage rate and a target annual cash incentive compensation opportunity that is, in the aggregate, at least as favorable as the base salary or wage rate and target annual cash incentive opportunity provided by Adverum to the Current Employee as of immediately prior to October 24, 2025; and (ii) broad based employee benefits (excluding long-term cash incentive opportunities, severance, equity and equity-based awards, retention, transaction, change in control-related payments or benefits, nonqualified deferred compensation, defined benefit plan and post-employment or retiree welfare benefits, collectively, the “Excluded Benefits”) that are substantially comparable in the aggregate to those broad-based employee benefits (other than Excluded Benefits) (x) provided to the Current Employees under the Company Plans (as defined in the Merger Agreement) that are set forth on the Disclosure Letter and in effect as of immediately prior to the Effective Time, (y) provided to similarly situated employees of Lilly (or its relevant affiliate), or (z) a combination of the foregoing, as determined in Lilly’s sole discretion.

Lilly will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Surviving Corporation to, cause service rendered by each Current Employee to Adverum or its subsidiaries prior to the Effective Time to be taken into account with respect to only the employee benefit plans of Lilly and the Surviving Corporation which provide benefits for vacation, paid time-off or 401(k) savings (and for the avoidance of doubt, not for any purpose under any Excluded Benefit), for purposes of determining eligibility to participate, level of benefits and vesting, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plan immediately prior to the Effective Time; however, the foregoing will not apply to (i) the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) to the extent such service would not be credited to similarly situated employees of Lilly or its affiliates. Without limiting the generality of the foregoing, for the plan year in which the Effective Time occurs, Lilly will, or will cause the Surviving Corporation to, use commercially reasonable efforts to waive for the Current Employees any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any health plan of Lilly or the Surviving Corporation for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated immediately prior to the Effective Time.

If requested by Lilly, Adverum will, at least one business day prior to the Effective Time, (i) adopt written resolutions (or take other necessary and appropriate actions) to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “401(k) Plan”), (ii) cease all contributions to the 401(k) Plan for any compensation paid after such termination date, and (iii) fully vest all participants under the 401(k) Plan, with such termination, cessation and vesting to be effective no later than the business day preceding the Effective Time. Adverum will provide Lilly with an advance copy of such proposed resolutions no later than five business days prior to the date the resolutions are to be approved and will incorporate any and all reasonable comments made by Lilly to such resolutions. No provision of the Merger Agreement (i) prohibits Lilly, Purchaser or the Surviving Corporation from amending, modifying or terminating any Company Plan or any other benefit or compensation plan, program, contract, agreement, policy or arrangement, (ii) requires Lilly, Purchaser or the Surviving Corporation to keep any person employed or otherwise providing services for any period of time, (iii) constitutes or will be construed to constitute the establishment or adoption of, or amendment to, any Company Plan or any other benefit or compensation plan, program, contract, agreement, policy or arrangement or (iv) confers on any Current Employee or any other person (including any beneficiary or dependent thereof) not a party to the Merger Agreement any third-party beneficiary or similar rights or remedies.

Directors’ and Officers’ Indemnification and Insurance. Lilly agreed that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date existing as of October 24, 2025 in favor of any of the current or former directors, managers, officers or employees of Adverum (each an “Indemnified Party” and collectively the “Indemnified Parties”), as provided in the respective organizational documents or in indemnification agreements set forth on the Disclosure Letter, to the extent made available to Lilly and as in effect as of October 24, 2025, will survive the Effective Time and continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date. From and after the Effective Time, Lilly shall cause the Surviving Corporation and its subsidiaries to comply with and honor these obligations. On or prior to the Closing Date, Adverum will pay (in full) for a non-cancelable run-off insurance policy of not less than the existing coverage amount, for a period of six years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all Indemnified Parties and other persons who were covered under the directors’ and officers’ insurance policy maintained by Adverum as of October 24, 2025 and made available to Lilly, which policy contains terms and conditions no less favorable in the aggregate to the insured persons than such coverage maintained by Adverum. In addition, in the event that the Surviving Corporation (or its successors or assigns) (i) consolidates with or merge into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, Lilly will take all necessary action so that the successors or assigns of the Surviving Corporation succeed to these indemnification obligations.

Further Action; Efforts. Each of Lilly, Purchaser and Adverum will (i) use its reasonable best efforts to promptly make all filings and promptly obtain all authorizations, consents, orders, clearances and approvals of all governmental bodies and officials that may be or become necessary or advisable for its execution and delivery of, and performance of its obligations pursuant to, the Merger Agreement, (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, clearances and approvals and (iii) provide as promptly as practicable such information to any governmental body as such governmental body may request in connection herewith. In furtherance of the foregoing, each of Lilly, Purchaser and Adverum agrees to file promptly (but in no event later than 20 business days after the date of the Merger Agreement) the filings and notifications required under any Antitrust and FDI Laws (each as defined in the Merger Agreement) applicable to the Transactions and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to such Antitrust and FDI Laws. None of Adverum, on the one hand, or Lilly, on the other hand, may, without the consent of the other (such consent not to unreasonably withheld, conditioned or delayed), (x) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable governmental body with additional time to review any of the transactions contemplated by the Merger Agreement or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the Merger Agreement.

Neither Lilly nor any of its affiliates is required to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, license, divestiture or disposition of any assets of Lilly or its affiliates or Adverum, (B) enter into any behavioral limitations, conduct restrictions or other commitments with respect to any assets or business of Lilly or its affiliates or Adverum, or (C) defend through litigation or otherwise formally oppose any claim or determination (whether judicial or administrative in nature) by any governmental body or third party that would restrain, prevent, or delay the consummation of the transactions contemplated by the Merger Agreement. Adverum shall not take or propose to undertake any divestiture, sale, disposition, license, hold separate or other structural or conduct relief without Lilly’s prior written consent (which may be given or withheld in Lilly’s sole discretion).

Each of Lilly, on the one hand, and Adverum, on the other hand, shall promptly notify the other of any communication it or any of its affiliates receives from any governmental body relating to the matters that are the subject of the Merger Agreement and, to the extent practicable, permit the other to review in advance any proposed communication by such party to any governmental body (including any filings required under any Antitrust and FDI Laws, each as defined in the Merger Agreement). Lilly, on the one hand, and Adverum, on the other hand, shall, to the extent practicable, consult with the other in advance of, and, to the extent permitted by the applicable governmental body, give the other an opportunity to participate in, any meeting with any governmental body in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry. Lilly, on the one hand, and Adverum, on the other hand, will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under any applicable Antitrust and FDI Laws. Lilly, on the one hand, and Adverum, on the other hand, will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental body or members of its staff, on the other hand, with respect to the Merger Agreement and/or the transactions contemplated by the Merger Agreement; provided, however, that such materials may be redacted, to the extent permitted by any applicable law, (i) to remove references concerning the valuation of the business of Adverum or the value of Adverum after the consummation of the transactions contemplated by the Merger Agreement, (ii) as necessary to comply with contractual arrangements in effect as of the execution of the Merger Agreement and (iii) as necessary to address reasonable attorney-client or other privilege or work product protection, to the extent that that such attorney-client or other privilege or work product protection are not governed by a common interest privilege or doctrine. Notwithstanding the foregoing, in the event Lilly and Adverum disagree, Lilly shall retain control over the strategy to gain regulatory clearance or approval before any governmental bodies or in any action brought to enjoin the transactions contemplated the Merger Agreement pursuant to any FDI and Antitrust Law.

Approval of Compensation Actions. Prior to the Acceptance Time, the compensation committee of the Adverum Board will take all such actions as may be required to approve, as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, each agreement, arrangement or understanding between Adverum or any of its affiliates and any of the officers, directors or employees of Adverum that are effective as of the date of the Merger Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Stockholder Litigation. Adverum will promptly (and in any event within 48 hours) notify Lilly of any actions, suits or claims instituted against Adverum, its subsidiaries or any of their directors or officers, in each case, relating to the Merger Agreement and the Transactions (“Stockholder Litigation”). Lilly will have the right to participate in the defense and settlement of any such Stockholder Litigation, Adverum will consult with Lilly (which advice Adverum will consider in good faith) regarding the defense of any such Stockholder Litigation, and Adverum will not settle any Stockholder Litigation without the prior written consent of Lilly (not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions. Adverum will notify Lilly promptly of the commencement or written threat of any proceedings of which it has received notice or become aware and will keep Lilly promptly and reasonably informed regarding any such proceedings.

Other Covenants and Agreements. The Merger Agreement contains certain other covenants and agreements, including covenants described below:

•	Lilly and Adverum will obtain the approval of the other party prior to making any public statement relating to the Transactions, subject to certain exceptions.

•

Between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, Adverum and its subsidiaries will make available to Lilly and its Representatives complete and accurate copies of (i) certain clinical and preclinical data set forth in the Disclosure Letter, and (ii) all material written or oral correspondence or other communications between Adverum or its subsidiaries, on the one hand, and the applicable governmental authorities, on the other hand, relating to any of Adverum’s products, in the case of each of clauses (i) and (ii) above, that comes into Adverum’s or any of its subsidiaries’ possession or control during such time period promptly (and in any event no later than three business days) after Adverum obtains such possession or control thereof and subject to the limitations set forth in the access to information section of the Merger Agreement (it being understood that data and correspondence in the possession of a contract research organization or similar third party acting on behalf of Adverum will not be deemed to be in possession of Adverum solely by reason of its being in the possession of such third party). Adverum will, and will cause its subsidiaries to, and will direct its and their Representatives to, reasonably consult and cooperate with Lilly, as and to the extent reasonably requested by Lilly, and consider in good faith the views and comments of Lilly in connection with any material communications (including meetings or teleconferences) with any governmental authority relating to clinical and preclinical trials related to any of Adverum’s products.

•	Lilly and Purchaser have no right to control or direct Adverum’s operations prior to the Effective Time.

•	Prior to the Effective Time, Adverum will convert all investment securities to cash and cash equivalents.

•

At or prior to the Effective Time, Adverum will terminate, or cause to be terminated, certain contracts to which it is party, with such terminations becoming effective no later than as of the Effective Time.

•

Within five business days of October 24, 2025, Adverum will cause its existing sales agreement relating to its at the market offering program to be terminated. The sales agreement was terminated on October 29, 2025.

Conditions of Merger. The respective obligations of each of Lilly, Purchaser and Adverum to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(i)

No order, injunction, investigation or degree issued by any governmental authority of competent jurisdiction preventing the consummation of the Merger will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any governmental authority that prohibits or makes illegal the consummation of the Merger; and

(ii)	Purchaser will have irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Termination. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, as follows:

•	by mutual written consent of Lilly and Adverum;

•	by either Lilly or Adverum if:

•

any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; however, Lilly, Purchaser or Adverum cannot terminate the Merger Agreement under the circumstances described in this sub-bullet if the issuance of such order, decree, ruling or other action is primarily attributable to the failure on the part of such party to comply with its obligations under the Merger Agreement in any material respect, including the “Further Action; Efforts” section of the Merger Agreement; or

•

the Acceptance Time has not occurred on or prior to the Outside Date; provided, however, this termination right is not available to any party if the failure of the Acceptance Time to occur prior to the Outside Date is primarily attributable to the failure on the part of such party to comply in any material respect with its obligations under the Merger Agreement, including the “Further Action; Efforts” section of the Merger Agreement (the condition in the proviso, the “Outside Date Termination Condition”, and any termination under the circumstances described in this sub-bullet, an “Outside Date Termination”).

•	by Adverum:

•

if (i) Purchaser fails to timely commence the Offer in violation of the Merger Agreement (other than due to the failure by Adverum to perform any covenants or obligations under the Merger Agreement required to be performed by it for the commencement of the Offer); (ii) the Offer has expired or has been terminated, without Purchaser having accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer (subject to the rights and obligations of Lilly or Purchaser to extend the Offer) (the “Failure to Accept Tender Termination”); (iii) Purchaser, in violation of the terms of the Merger Agreement, fails to accept for purchase Shares validly tendered (and not validly withdrawn) pursuant to the Offer; or (iv) there has been a breach of any covenant or agreement made by Lilly or Purchaser in the Merger Agreement, or any representation or warranty of Lilly or Purchaser is inaccurate or becomes inaccurate after the date of the Merger Agreement, and such breach or inaccuracy would give rise to a material adverse effect on the ability of Lilly or Purchaser to timely perform its obligations under the Merger Agreement or timely consummate the Transactions, and such breach or inaccuracy is not capable of being cured within 30 days following receipt by Lilly or Purchaser of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

•

in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the acquisition proposals section of the Merger Agreement; however, promptly following such termination, Adverum enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays or causes to be paid to Lilly the Adverum Termination Fee due pursuant to the Merger Agreement (any termination under the circumstances described in this sub-bullet, a “Superior Proposal Termination”).

•	by Lilly if:

•

(i) Purchaser has complied with the terms of the Offer provisions of the Merger Agreement and, due to the failure of an Offer Condition to be satisfied, the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the “Offer Expiration Termination”) or (ii) there has been a breach of any covenant or agreement made by Adverum in the Merger Agreement or under the Promissory Note, or any representation or warranty of Adverum is inaccurate or becomes inaccurate after the date of the Merger Agreement and such breach or inaccuracy gives rise to the failure of the Representations Condition and the Compliance Condition (as defined below), and such breach or inaccuracy is not capable of being cured within 30 days following receipt by Adverum of written notice in that respect or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (any termination under the circumstances described in clause (ii) of this sub-bullet, a “Breach of Covenant Termination”); or

•

the Adverum Board or any committee thereof effects a Change of Board Recommendation (any termination under the circumstances described in this sub-bullet, a “Change of the Board Recommendation Termination”).

Effect of Termination. If the Merger Agreement is terminated pursuant to the termination sections of the Merger Agreement, the Merger Agreement (other than certain specified sections) will become void and of no effect with no liability on the part of Lilly, Purchaser or Adverum (or any of their respective Representatives); however, except in a circumstance where the termination fee is paid by Adverum pursuant to the terms of the termination sections of the Merger Agreement, no such termination will relieve any person of any liability for damages resulting from a material breach of the Merger Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of the Merger Agreement, including with respect to the making of a representation in the Merger Agreement (an “Intentional Breach”), or would constitute fraud (as defined in the Merger Agreement). Lilly will cause the Offer to be terminated immediately after any termination of the Merger Agreement.

Adverum will pay Lilly a termination fee of $4,000,000 (the “Adverum Termination Fee”) in the event that:

(i)	the Merger Agreement is terminated by Adverum pursuant to a Superior Proposal Termination;

(ii)	the Merger Agreement is terminated by Lilly pursuant to a Change of the Board Recommendation Termination; or

(iii)

(A) the Merger Agreement is terminated (x) by either Lilly or Adverum pursuant to the Outside Date Termination (but in the case of a termination by Adverum, only if at such time Lilly would not be prohibited from terminating the Merger Agreement, pursuant to the Outside Date Termination Condition), (y) by Lilly pursuant to (a) the Breach of Covenant Termination or (b) the Offer Expiration Termination or (z) by Adverum pursuant to the Failure to Accept Tender Termination, (B) any person has publicly disclosed an Acquisition Proposal (which has not been irrevocably and publicly withdrawn at least three days (1) prior to the Outside Date in the case of clause (A)(x), (2) prior to the date the Offer expires or is terminated in the case of clause (A)(y)(b) or clause (A)(z) or (3) prior to the date of such material breach in the case of clause (A)(y)(a)) after the date of the Merger Agreement and prior to such termination and (C) within 12 months after such termination, Adverum enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (and the transactions contemplated by such Acquisition Proposal are subsequently consummated before or after the expiration of such 12-month period) or the Acquisition Proposal is consummated (however, in the case of clause (C), “Acquisition Proposal” will have the meaning set forth above under “Acquisition Proposals,” except that references to 20% in the definition will be replaced by reference to 50%).

Any payment of the Adverum Termination Fee required to be made (1) pursuant to clause (i) above will be paid concurrently with such termination, (2) pursuant to clause (ii) above will be paid no later than two business days after that termination and (3) pursuant to clause (iii) above will be payable to Lilly upon entry into an Alternative Acquisition Agreement. Adverum will not be required to pay the Adverum Termination Fee more than once.

The termination of the Merger Agreement also will result in the acceleration of all outstanding principal and interest under the Promissory Note, together with the applicable prepayment premium, as further described under below —“Other Agreements —Secured Promissory Note”.

In the event the Adverum Termination Fee payable pursuant to the above is paid to Lilly, Lilly’s receipt of the Adverum Termination Fee will be the sole and exclusive remedy of Lilly and Purchaser in respect of any breach of, or inaccuracy contained in, Adverum’s covenants, agreements, representations, or warranties in the Merger Agreement, and none of Lilly, Purchaser, any of their respective affiliates or any other person will be entitled to bring or maintain any other claim, action or proceeding against Adverum or its affiliates or any Representatives of Adverum or any of its affiliates arising out of the Merger Agreement, the Transactions or any matters forming the basis for such termination; however, Adverum will not be relieved from liability for damages arising from an Intentional Breach of the covenants in the Merger Agreement described herein under — “Acquisition Proposals” or fraud.

If Adverum fails to promptly pay the Adverum Termination Fee when due and, Lilly or Purchaser commences a suit in order to collect such payment that results in a judgment against Adverum for the amount of the Adverum

Termination Fee, Adverum will pay to Lilly or Purchaser interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Specific Performance. Lilly, Purchaser and Adverum have agreed that, in the event of any breach of the Merger Agreement, irreparable harm would occur that monetary damages could not make whole. Lilly, Purchaser and Adverum further agreed that they will be entitled to specific performance of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

Expenses. Except as otherwise provided therein, each of Lilly, Purchaser and Adverum will bear its own expenses in connection with the Merger Agreement and the Transactions.

Amendment and Waiver. The Merger Agreement may not be amended except by an instrument in writing signed by Lilly, Purchaser and Adverum prior to the Acceptance Time, provided, that Purchaser expressly reserves the right at any time or from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, subject to certain exceptions. At any time prior to the Acceptance Time, Adverum, on the one hand, and Lilly and Purchaser, on the other hand, may, pursuant to an instrument in writing signed by Lilly, Purchaser and Adverum, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or any documents delivered pursuant thereto and (iii) subject to the requirement of applicable law, waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition and Termination Condition may only be waived by Lilly or Purchaser with the prior written consent of Adverum.

Governing Law. The Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Lilly, Purchaser and Adverum have agreed expressly and irrevocably to submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court”) or if the Delaware Court lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of the Merger Agreement, the Offer, the Merger or the Transactions.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Other Agreements

CVR Agreement

Each CVR represents a non-tradable contractual right to receive up to two Milestone Payments in an aggregate amount of up to $8.91 per CVR, net to the stockholder in cash, without interest and less any applicable tax withholding, upon the achievement of certain specified milestones related to the development of the Ixo-vec Product.

The Milestone Payments comprise the First Milestone Payment and the Second Milestone Payment, each payable upon the achievement of certain specified regulatory and commercial milestones within specified time periods, as follows:

(i)

the First Milestone Payment is an amount equal to $1.78 per CVR minus any Milestone Offset Amount, if any, in cash, without interest, payable if the First Milestone is achieved prior to the earlier of (i) 12:00 a.m. New York City Time on the date that is the seventh anniversary of the Closing Date, and (ii) the termination of the CVR Agreement; and

(ii)

the Second Milestone Payment is an amount equal to $7.13 per CVR minus any Milestone Offset Amount, if any and to the extent not deducted from the First Milestone Payment, in cash, without interest, payable if the Second Milestone is achieved prior to the tenth anniversary of the Closing Date.

The Milestone Offset Amount is an amount equal to (i) 50% of any payments that Lilly or any of its affiliates or their respective successors or permitted assigns makes or is obligated to make in exchange for any license to, or other right to use or practice, any Necessary IP (as defined below) divided by (ii) the total number of CVRs held by all eligible holders of CVRs, as reflected on the CVR Register (as defined below) as of the close of business on the date of the Milestone Notice (as defined in the CVR Agreement). The Milestone Offset Amount will in no event exceed $0.50 per CVR. This means that the aggregate consideration per CVR could be lower than $8.91 (but no lower than $8.41) even if each of the Milestones is met within the applicable specified time frame.

“Necessary IP” means any Intellectual Property that is licensed to Lilly or its subsidiaries following the Closing Date and that is necessary or reasonably useful to develop, manufacture or commercialize an Ixo-vec Product.

At or prior to such time as Purchaser accepts for purchase the Shares tendered in the Offer after the Expiration Time, Lilly, Purchaser and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs to be received by Adverum stockholders. Each holder of Shares will be entitled to one CVR for each Share outstanding (a) that Purchaser accepts for payment from such holder pursuant to the Offer or (b) owned by or issued to such holder as of immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. Each holder of a Company Cash-Out Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested, will be entitled to one CVR for each Share subject to such Company Cash-Out Stock Option. Each holder of a Company RSU that is outstanding and unvested immediately prior to the Effective Time will be entitled to one CVR for each Share subject to such Company RSU. Each holder of a Company PSU that is outstanding and unvested immediately prior to the Effective Time will be entitled to one CVR for each Share subject to such Company PSU. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Lilly, Purchaser or Adverum or any of their affiliates or subsidiaries (including the Surviving Corporation).

Under the terms of the CVR Agreement, Lilly will, and will cause its subsidiaries, licensees and rights transferees to, use Commercially Reasonable Efforts (as defined below) to achieve the First Milestone as promptly as practicable following the Effective Time. However, use of Commercially Reasonable Efforts does not guarantee that Lilly will achieve the First Milestone by a specific date or at all. Whether the Milestone required for payment of the respective Milestone Payment is achieved will depend on many factors, some within control of Lilly and its subsidiaries and others outside the control of Lilly and its subsidiaries. There can be no assurance that either Milestone will be achieved prior to its expiration or termination of the CVR Agreement, that the payment will be required of Lilly with respect to the Milestone or that the Milestone Payment will not be reduced as described above. If the Milestones are not achieved in the applicable timeframe, the Milestone Payments will not be due or payable to holders of CVRs and any associated covenants and obligations of Lilly and Purchaser will irrevocably terminate in accordance with the terms of the CVR Agreement. No interest will accrue or be payable in respect of any amount that may become payable in respect of the CVRs.

“Commercially Reasonable Efforts” means that level of efforts, expertise and resources commonly applied by Lilly to carry out a particular task or obligation, consistent with the general practice followed by Lilly relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account all relevant factors, including issues of safety and efficacy; product profile; the expected probability of technical success of the applicable compound, product or therapy; the progress and outcome of any development efforts with respect to the applicable compound, product or therapy; the competitiveness of other compounds, products or therapies in development and in the marketplace (including other compounds, products and therapies that are being developed or commercialized by or on behalf of Lilly or its affiliates); supply chain management considerations; the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity); the regulatory structure involved; the expected cost and profitability of the applicable compound, product or therapy (including pricing and reimbursement status achieved or expected to be achieved and including the obligation to make Milestone Payments under the CVR Agreement); and other relevant commercial, technical, legal, scientific or medical factors. Lilly and Adverum agree that (i) the level of efforts that constitute Commercially Reasonable Efforts may change over time, reflecting changes in the status of a product, compound or therapy, (ii) the use of Commercially Reasonable Efforts may result in Lilly and its affiliates ceasing the research, development, commercialization or other exploitation of a particular compound, product or therapy (in whole or in part), (iii) the use of Commercially Reasonable Efforts does not require that Lilly or its affiliates to act in a manner which would otherwise be contrary to prudent business judgment, including business judgment as exercised in Lilly’s or affiliate’s ordinary course of business, and (iv) once research, development, commercialization or other exploitation for a particular compound, product or therapy has ceased in compliance with the CVR Agreement, the use of Commercially Reasonable Efforts does not require the continued reevaluation of whether development, commercialization or exploitation must be reinitiated for such compound, product or therapy.

The right to payment described above is solely a contractual right governed by the terms and conditions set forth in the CVR Agreement. Holders of CVRs will have no greater rights against Lilly than those accorded to general, unsecured creditors under applicable law.

The CVRs will not be transferable except (a) by will or intestacy upon death of a holder, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor, (c) pursuant to a court order, (d) by operation of law (including by consolidation or merger of the holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any holder that is a corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, (f) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (so long as such distribution or transfer does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act) or (g) to Lilly or Purchaser in connection with the abandonment of such CVR by the applicable holder. No interest will accrue or be payable in respect of any of the amounts that may become payable in respect of the CVRs.

The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying holders of CVRs, and (ii) registering CVRs in book-entry position and any transfers of CVRs that are permitted under the CVR Agreement. The CVR Register will set forth (x) with respect to holders of the Shares that hold such Shares in book-entry form through DTC immediately prior to the Effective Time, one position for Cede & Co. (as nominee of DTC) representing all such Shares that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement and (y) with respect to (A) holders of Shares that hold such Shares in certificated form immediately prior to the Effective Time that were tendered in the Offer or converted into the right to receive the Offer Price as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of Shares that hold such Shares in book-entry form through Adverum’s transfer agent immediately prior to Effective Time, (C) holders of Company RSUs, (D) holders of Company PSUs, (E) holders of Company Cash-Out Stock Options, and (F) holders of Warrants (other than Warrants that have an exercise price that equals or exceeds the Merger Consideration and accordingly shall be cancelled as of Closing for no consideration in accordance with the terms of the Merger Agreement), in each case of clauses (A) through (F), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of holders (pursuant to any permitted transfers), upon the written receipt of such information by the Rights Agent.

The CVR Agreement provides that, other than the rights of the Rights Agent as set forth in the CVR Agreement, holders of at least 20% of outstanding CVRs set forth in the CVR Register (the “Acting Holders”) have the sole right, on behalf of all holders of CVRs, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. However, the foregoing does not limit the ability of an individual holder of CVRs to seek a payment due from the applicable party solely to the extent such payment amount has been finally determined and has not been paid within the period contemplated by the CVR Agreement. The CVR Agreement provides that the Rights Agent will have certain audit rights with respect to the Second Milestone from the date of the first commercial sale of the first Ixo-vec Product until the earlier of the achievement of the Second Milestone and the expiration of the Second Milestone. The Acting Holders will have the right to direct the Rights Agent to exercise such rights. Additionally, the CVR Agreement provides Lilly, Purchaser and the Rights Agent the right to amend, without the consent of holders of CVRs, the CVR Agreement in certain instances, including (i) providing for a successor to Lilly or to Purchaser, (ii) adding to the covenants of Lilly and Purchaser as Lilly, Purchaser and the Rights Agent will consider to be for the protection of holders of CVRs (if such provisions do not adversely affect the interests of holders of CVRs (as a group in their capacity as such)), (iii) curing any ambiguities, correcting or supplementing any provisions of the CVR Agreement that may be defective or inconsistent therein or making any provisions with respect to matters or questions arising under the CVR Agreement (if such provisions do not adversely affect the interests of holders of CVRs (as a group in their capacity as such)), (iv) amendments as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any similar registration or prospectus requirement under applicable securities laws outside the United States (if such provisions do not change the Milestone, the timeframe for expiration of the Milestone or the Milestone Payment), (v) providing for a successor rights agent, (vi) any other amendments for the purpose of adding, eliminating or changing any provisions of the CVR Agreement, unless such addition, elimination or change is adverse to the interests of holders of CVRs, and (vii) if required, to reduce the number of CVRs in the event any holder of CVRs agrees to abandon or renounce such holder’s rights under the CVR Agreement. Lilly or Purchaser may also amend the CVR Agreement in other circumstances, including in a manner that is materially adverse to the interests of the holders of CVRs if Lilly and Purchaser obtain the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of such holders. The holders of CVRs shall not be entitled to specific enforcement of Lilly’s obligations to use Commercially Reasonable Efforts to achieve the First Milestone.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a form of which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

On November 4, 2024, Lilly and Adverum entered into a confidentiality agreement (the “Confidentiality Agreement”), as amended effective as of November 4, 2025 (the “First Amendment to Confidentiality Agreement”), pursuant to which Lilly and Adverum agreed to, (i) keep confidential and not publish, make available or otherwise disclose any confidential information of the other party to any third party, and (ii) not use any confidential information of the other party for any purpose other than evaluating potential business or scientific transactions with the other party, in each case, for a period of five years and subject to certain exceptions. The terms of such agreement will expire on December 31, 2025 and the obligations of confidentiality and non-use shall apply to confidential information for the earlier of five years after the term expires or when such confidential information no longer qualifies as confidential information.

This summary of the Confidentiality Agreement and the First Amendment to Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement and the First Amendment to Confidentiality Agreement, copies of which are filed as Exhibits (d)4 and (d)(5) to the Schedule TO and incorporated herein by reference.

Secured Promissory Note

On October 24, 2025, in connection with the Merger Agreement, Adverum also entered into a Secured Promissory Note (the “Promissory Note”) with Lilly, pursuant to which Lilly agreed to provide up to $65.0 million in secured debt financing to Adverum, of which $5.0 million was funded on October 28, 2025 and an additional $15.0 million was funded on November 7, 2025. Pursuant to the terms of the Promissory Note, an additional $20.0 million is available at Adverum’s election on November 21, 2025 and an additional $25.0 million is available at Adverum’s election on December 5, 2025, in each case subject to the prior satisfaction of certain funding conditions specified therein, including conditions relating to Adverum’s adherence to an agreed funding plan and the absence of a Change of Board Recommendation. Advances will not be available following any termination of the Merger Agreement.

Advances under the Promissory Note bear interest at a rate equal to SOFR plus 10.0% per annum, compounded bi-weekly. The maturity date of the Promissory Note is January 22, 2026. The Promissory Note includes a 5.0% prepayment premium applicable to any prepayment or acceleration of the obligations under the Promissory Note, including in connection with a Superior Proposal Termination or Change of the Board Recommendation Termination.

The Promissory Note contains representations, warranties, covenants, and events of default (referred to in the Promissory Note as “Triggering Events”), including restrictions on incurring additional indebtedness, granting liens, making investments, and transferring assets. Upon the occurrence of certain Triggering Events, including payment defaults, breaches of covenants, insolvency proceedings, inaccuracy of representations and warranties of Adverum in the Promissory Note or related agreements, ineffectiveness of the collateral documents, entry of judgments, cross-defaults, or any termination of the Merger Agreement, Lilly may accelerate the obligations under the Promissory Note.

Adverum’s obligations under the Promissory Note are guaranteed by each of its subsidiaries and are secured by a first-priority lien on substantially all of Adverum’s and such guarantors’ assets, including intellectual property, accounts, inventory, equipment, and other collateral as defined in the Promissory Note.

The proceeds of the Promissory Note are to be used solely to support ongoing Ixo-vec clinical trials and registrational development activities prior to the anticipated closing of the transaction and to fund Adverum’s working capital needs in accordance with an agreed-upon itemized funding plan attached to the Promissory Note.

12.	Purpose of the Offer; Plans for Adverum

Purpose of the Offer

The purpose of the Offer is for Lilly, through Purchaser, to acquire control of, and would be the first step in Lilly’s acquisition of the entire equity interest in, Adverum. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.

The Adverum Board unanimously (i) determined that the Merger Agreement and the Transactions are advisable, fair to, and in the best interests of, Adverum and its stockholders, (ii) duly authorized and approved the execution and delivery of the Merger Agreement, the performance by Adverum of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iii) resolved that the Merger Agreement and the Transactions will be governed by and effected under Section 251(h) and other relevant provisions of the DGCL and (iv) resolved to recommend that Adverum stockholders accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we will not seek the approval of Adverum’s remaining stockholders before effecting the Merger. Section 251(h) provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Adverum stockholders in accordance with Section 251(h).

Plans for Adverum

After completion of the Offer and the Merger, Adverum will become a direct wholly-owned subsidiary of Lilly. In connection with Lilly’s consideration of the Offer, Lilly has developed a plan, on the basis of available information, for the combination of the business of Adverum with that of Lilly. Lilly plans to integrate Adverum’s business into Lilly. Lilly will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Lilly and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Adverum (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of Adverum; (iii) any material change in Adverum’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of Adverum being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to board of directors or the management of Adverum; (vi) any other material change in Adverum’s corporate structure or business; or (vii) a class of equity securities of Adverum being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13.	Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements”), Purchaser will merge with and into Adverum pursuant to Section 251(h). Since the Merger will be governed by Section 251(h), no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Lilly and Adverum will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding Shares will be held by Lilly.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Adverum does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Lilly will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Adverum to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Adverum, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Adverum and persons holding “restricted securities” of Adverum to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14.	Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Lilly, Adverum will not authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any capital stock of Adverum or any other securities of Adverum as specified in the Merger Agreement.

15.	Conditions of the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Lilly will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled Expiration Time, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)

the Minimum Tender Condition has not been satisfied. The “Minimum Tender Condition” means that there will have been validly tendered in the Offer and not validly withdrawn prior to the Expiration Time that number of Shares that, together with the number of Shares, if any, then beneficially owned by Lilly and Purchaser (together with their wholly-owned subsidiaries), would represent a majority of the Shares outstanding as of the consummation of the Offer;

(ii)

the Antitrust Condition has not been satisfied. The “Antitrust Condition” means that any notices, approvals or clearances applicable to or advisable for the consummation of the Transactions in accordance with Antitrust and FDI Laws shall have been given and obtained, and any agreement with a governmental authority not to consummate or to delay consummation of the Transactions, has expired or been terminated;

(iii)

the Promissory Note Condition has not been satisfied. The “Promissory Note Condition” means that there is not, and has been no, Triggering Event (as defined in the Promissory Note) under the Promissory Note.

(iv)

the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that (i) no court of competent jurisdiction or other governmental body has issued an order, decree, or ruling, enacted any law or taken any other action restraining, enjoining, or otherwise prohibiting the Offer or the Merger or (ii) any law applicable to the Offer or the Merger restraining, enjoining or otherwise prohibiting the Offer or the Merger shall be in effect;

(v)	the Representations Condition has not been satisfied. The “Representations Condition” means that:

(A)

the representations and warranties of Adverum set forth in the Merger Agreement (other than the representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (Capital Stock), Section 4.4(a) (No Breach), Section 4.8(a) (Absence of Company Material Adverse Effect), Section 4.21 (Brokerage), Section 4.23 (Opinion), and Section 4.24 (No Vote Required) of the Merger Agreement) and that (x) are not made as of a specific date are true and correct as of the Expiration Time, as though made on and as of the Expiration Time and (y) are made as of a specific date are true as of such date, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”)) has not had a Company Material Adverse Effect,

(B)

the representations and warranties set forth in Section 4.8(a) (Absence of Company Material Adverse Effect) is true in all respects, as of the date of the Merger Agreement and the Expiration Time as though made on and as of such date and time,

(C)

the representations and warranties set forth in Section 4.1 (Organization and Corporate Power;), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.3 (other than Section 4.3(a), (b) or (f) (Capital Stock), Section 4.4(a) (No Breach), Section 4.21 (Brokerage), Section 4.23 (Opinion) and Section 4.24 (No Vote Required)) are true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is true and correct, except for immaterial inaccuracies, as of such earlier date), and

(D)

the representations set forth in Section 4.3(a), (b) and (f) (Capital Stock) are true and correct in all respects, except for any de minimis inaccuracies, as of the Expiration Time as though made on and as of such date and time;

(vi)

Adverum has breached or failed to comply in any material respect with any of its agreements or covenants to be performed or complied with by it under the Merger Agreement on or before such time as Purchaser accepts for purchase and pays for the Shares tendered in the Offer after the Expiration Time (the “Compliance Condition”);

(vii)

since the date of the Merger Agreement, there has occurred any change, event, occurrence or effect that has had a Company Material Adverse Effect (as defined in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”);

(viii)

Lilly has failed to receive from Adverum a certificate, dated as of the date on which the Offer expires and signed by a senior executive officer of Adverum in his or her capacity as such an officer, certifying to the effect that the conditions set forth in paragraphs (iv), (v) and (vi) immediately above have been satisfied as of immediately prior to the expiration of the Offer; or

(ix)	the Merger Agreement has been terminated pursuant to its terms (the “Termination Condition”).

The foregoing conditions are for the benefit of Lilly and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Lilly and Purchaser, in whole or in part at any time and from time to time prior to the Expiration Time (except for the Minimum Tender Condition and the Termination Condition, which may only be waived by Lilly or Purchaser with the prior written consent of Adverum, not to be unreasonably withheld, conditioned or delayed). The failure by Lilly, Purchaser or any other affiliate of Lilly at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16.	Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by Adverum with the SEC and other publicly available information concerning Adverum, we are not aware of any governmental license or regulatory permit that appears to be material to Adverum’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Adverum’s business or that certain parts of Adverum’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions. See Section 15 — “Conditions of the Offer.”

Regulatory Approvals

Based on a review of the information currently available relating to the businesses in which Parent and Adverum are engaged and the consideration to be paid for the Shares, we have determined that no mandatory antitrust or foreign investment premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR”), or other applicable antitrust and foreign direct investment laws outside of the United States (“Ex-US Antitrust and FDI Laws”), and the rules and regulations promulgated thereunder, is required. Nevertheless, we cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. The consummation of the Offer and the Merger is subject to the Antitrust Condition, which means that if any challenge to the Offer (and the Merger) were to be made, the Antitrust Condition may not be satisfied. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

Adverum is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Adverum Board has approved the Merger Agreement, the Offer, the Merger and the other Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement, the Offer, the Merger and the other Transactions.

Adverum conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Merger Agreement, the Offer, the Merger or the other Transactions and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Adverum for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) generally provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the merger agreement expressly permits or requires the merger to be effected pursuant to Section 251(h) and provides that such merger be effected as soon as practicable following the consummation of the tender offer; (ii) the purchaser must tender for all outstanding shares on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger, provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock; (iii) immediately following the consummation of the tender offer, the purchaser must own the requisite number of shares of the target corporation to adopt the merger agreement if a meeting of stockholders had to be called; (iv) the purchaser must merge with or into the target corporation pursuant to the merger agreement; and (v) the outstanding shares of stock of the target corporation that are not purchased in the tender offer must be converted in the merger into, or into the right to receive, the same amount and kind of consideration that was paid for shares of stock of the target corporation in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under

Section 251(h) without submitting the adoption of the Merger Agreement to a vote of the Adverum stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Lilly, Purchaser and Adverum will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Adverum stockholders in accordance with Section 251(h).

17.	Appraisal Rights

No appraisal rights are available in connection with the Offer, and the holders of Shares who tender such Shares in connection with the Offer will not have appraisal rights in connection with the Merger with respect to such tendered Shares. However, if the Offer is successful and the Merger is consummated, Adverum’s stockholders and beneficial owners immediately prior to the Effective Time who (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the Expiration Time); (ii) make the demand described below; (iii) have not otherwise waived appraisal rights; and (iv) otherwise comply with the statutory requirements of Section 262 (and who do not thereafter lose their appraisal rights by withdrawal, failure to perfect or otherwise), will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 and to receive payment in cash for the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. These rights are known as appraisal rights under Delaware law.

The “fair value” of such Shares as determined by the Delaware Court may be greater than, the same as or less than the Offer Price or the consideration payable in the Merger (which is equivalent to the Offer Price). In addition, as described below, a beneficial owner who complies with the requirements of Section 262 may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders or beneficial owners of the Shares exercise their appraisal rights under Section 262.

Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the link in the preceding paragraph, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. Unless otherwise expressly noted herein, all references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of Shares, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, where a merger is approved pursuant to Section 251(h), the corporation before the effective date of the merger, or the surviving corporation within 10 days after the effective date of such merger, must notify each of its stockholders who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available, and must include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. The Schedule 14D-9 constitutes Adverum’s notice to the holders of Shares that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any person who wishes to exercise appraisal rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, any person wishing to exercise such appraisal rights should seek the advice of legal counsel.

A person who loses his, her or its appraisal rights will be entitled to receive the Offer Price. Persons who validly tender and do not validly withdraw Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, but, instead, upon the terms and subject to the conditions of the Offer, will receive the Offer Price.

The statutory rights of appraisal granted by Section 262 require strict compliance with the procedures set forth in Section 262. Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their Shares must satisfy all of the following conditions:

•

within the later of (i) the consummation of the Offer, which occurs when Purchaser has irrevocably accepted for payment Shares tendered into the Offer following the Expiration Time, and (ii) 20 days after the date of mailing of the Schedule 14D-9, deliver to Adverum (as the Surviving Corporation) at the address indicated below a written demand for appraisal of such person’s Shares, which demand must reasonably inform Adverum of the identity of the stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demand appraisal of such stockholder’s or beneficial owner’s Shares;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer (or otherwise waive such person’s appraisal rights);

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 for perfecting appraisal rights thereafter.

Notwithstanding a stockholder’s or beneficial owner’s compliance with the foregoing requirements, the Delaware Court will dismiss the appraisal proceedings as to all holders who are otherwise entitled to appraisal rights, and such holders will effectively lose their appraisal rights, unless (a) the total number of Shares entitled to appraisal rights exceeds 1% of the outstanding Shares eligible for appraisal or (b) the value of the Merger Consideration for such total number of Shares entitled to appraisal rights exceeds $1 million (conditions (a) and (b) in this sentence are referred to as the “ownership threshold”).

If the Merger is consummated pursuant to Section 251(h), on or within 10 days after the Effective Time (as required by Section 262(d)(2) of the DGCL), the Surviving Corporation will deliver an additional notice of the Effective Time to all holders of Shares; provided, that if such second notice is sent later than the later of the consummation of the Offer and 20 days following the sending of this notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares and any beneficial owner who has demanded appraisal under paragraph (d)(3) of Section 262. If the Merger is consummated pursuant to Section 251(h), a failure to deliver a written demand for appraisal in accordance with the time periods specified above will be deemed to be a waiver or a termination of appraisal rights.

Any person who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court demanding a determination of the value of the Shares held by all such persons within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, after an appraisal petition has been filed, the Delaware Court, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

Written Demand by Stockholders or Beneficial Owners

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to the following address:

Adverum Biotechnologies, Inc.

100 Cardinal Way

Redwood City, CA 94063

Attn: General Counsel

The written demand for appraisal by a stockholder of record must be executed by or for the stockholder and must reasonably inform Adverum of the identity of the stockholder of record, and that such stockholder intends thereby to demand appraisal of their Shares in connection with the Merger.

In addition, in the case of a written demand for appraisal made by a beneficial owner, a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s Shares in accordance with the procedures of Section 262, summarized herein, provided that (i) such beneficial owner continuously owns such Shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the Shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Adverum under Section 262 and to be set forth on the Verified List (as defined below). Although not expressly required by Section 262, Adverum reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the Shares for which such demand is submitted. If a stockholder of record is submitting a demand with respect to Shares owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds Shares as a nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners. In such case, the written demand must set forth the number of Shares covered by the demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares held in the name of the record owner.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has demanded appraisal of such person’s Shares and who otherwise has complied with Section 262 and is entitled to seek appraisal under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a Company stockholder or beneficial owner, demanding a determination of the fair value of the Shares held by all such persons entitled to appraisal. If no such petition is filed within the 120-day period, appraisal rights will be lost for all persons who had previously demanded appraisal of their Shares. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the “fair value” of the Shares. Accordingly, any Adverum stockholders or beneficial owners who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of Adverum common stock to file such a petition within the period specified in Section 262 could nullify such person’s previous written demand for appraisal. Within 120 days after the Effective Time, any person who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares (other than any “excluded stock,” as defined in Section 251(h)(6)d of the DGCL) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the Offer and with respect to which Adverum has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such Shares will not be considered a separate stockholder holding such Shares for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the Surviving Corporation, service of a copy thereof must be made upon the Surviving Corporation, which will then be obligated within 20 days after such service to file with the office of the Delaware Register in Chancery in which the petition was filed a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom agreements as to the value of their Shares have not been reached. Upon the filing of any such petition, the Delaware Court may order a hearing and that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the persons shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court, and the costs thereof will be borne by the Surviving Corporation.

After such notice to the persons shown on the Verified List as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require persons who have demanded an appraisal for their Shares and who hold Shares represented by certificates (if any) to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. In addition, assuming the Shares remained listed on a national securities exchange immediately prior to the Effective Time of the Merger, the Delaware Court will dismiss appraisal proceedings as to all persons who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of “Fair Value”

After the Delaware Court determines which persons are entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to the persons seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will compound quarterly and accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date the judgment is paid. However, at any time before the Delaware Court enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (i) the difference, if any, between the amount so paid by the Surviving Corporation and the “fair value” of the Shares as determined by the Delaware Court, and (ii) interest accrued prior to the time of such voluntary payment, unless paid at that time.

Adverum, Lilly and Purchaser have made no determination as to whether a payment may be made if the Merger is consummated, and each of Adverum and Lilly reserves the right to make such a payment, if at all, at such time as it determines to be advisable.

In determining “fair value,” the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the “fair value” of their Shares as so determined by the Delaware Court could be more than, the same as or less than the Offer Price (which is equivalent to the Merger Consideration) if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Offer Price is not an opinion as to, and may not in any manner address, “fair value” under Section 262. Although Lilly has been advised that Adverum believes that the Offer Price (which is equivalent to the Merger Consideration) is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court, and persons seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Offer Price. Neither Adverum nor Lilly anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of Adverum and Lilly reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the “fair value” of a Share is less than the Offer Price.

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List and, if such Shares are represented by certificates and if so required, who has submitted such person’s certificates of stock to the office of the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court will direct the payment of the fair value of the Shares, together with interest, if any, on the amount determined to be the fair value (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding), by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court may order, in the case of stockholder or beneficial owners of uncertificated stock, forthwith, and in the case of stockholders or beneficial owners of Shares represented by certificates, if any, upon the surrender to the Surviving Corporation of the certificate(s) representing such Shares. The Delaware Court’s decree may be enforced as other decrees in the Delaware Court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. In the absence of such order, each party bears its own expenses.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to tender such Shares, to vote such Shares or to receive payment of dividends or other distributions on such Shares, except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time. If a person who has made a demand for an appraisal in accordance with Section 262 delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s Shares either within 60 days after the Effective Time or thereafter with the written approval of Adverum, then the right of such person to an appraisal of the Shares subject to the withdrawal will cease. Once a petition for appraisal is filed with the Delaware Court, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the court deems just, including without limitation a reservation of jurisdiction for any application to the Delaware Court made under subsection (j) of Section 262; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. If any person who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or effectively loses or withdraws such person’s right to appraisal, the person’s Shares will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

This discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The proper exercise of appraisal rights requires strict adherence to Section 262.

18.	Fees and Expenses

Purchaser has retained Georgeson LLC to be the Information Agent and Computershare Trust to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Lilly nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Purchaser has filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Adverum has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Adverum Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of Lilly or Purchaser not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of Lilly, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Flying Tigers Acquisition Corporation

November 7, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND LILLY

1.	PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Christopher Anderson*	Mr. Anderson has served as director and secretary of Purchaser since 2025. Mr. Anderson has served as vice president, leader of corporate securities and assistant corporate secretary of Lilly since 2025. Previously, Mr. Anderson served as associate vice president, leader of corporate securities and assistant corporate secretary of Lilly from 2022 to 2025. Prior to joining Lilly, Mr. Anderson served as general counsel and chief regulatory officer at Fluresh LLC from 2019 to 2022.

Jonathan R. Haug*	Mr. Haug has served as director and president of Purchaser since 2025. Mr. Haug has served as treasurer and corporate financial investing banking of Lilly since 2024. Since joining Lilly in 2007, Mr. Haug has held various leadership roles at Lilly, including vice president and chief financial officer, global manufacturing and quality from 2019 to 2024, vice president and chief financial officer, manufacturing and quality and biomedicines from 2018 to 2019, chief financial officer, UK and Northern Europe from 2015 to 2019, assistant treasurer from 2013 to 2015, director and tax counsel from 2009 to 2013, and financial consultant from 2007 to 2009.

Sherry D. Davis*	Ms. Davis has served as a director of Purchaser since 2025. Ms. Davis has served as senior vice president, chief procurement officer of Lilly since 2024. Since joining Lilly in 2006, Ms. Davis has held various leadership roles at Lilly, including vice president, chief financial officer, Lilly USA and Immunology from 2021 to 2024, chief financial officer, Lilly USA from 2018 to 2024, vice president finance and chief financial officer of Lilly USA from 2020 to 2021, chief financial officer and treasurer of Lilly Del Caribe from 2017 to 2018, chief financial officer, research of Lilly Research Laboratories from 2014 to 2016, finance director, Access Expansion from 2013 to 2014, director, finance – corporate audit services from 2009 to 2013, financial consultant, emerging markets from 2008 to 2009, and financial consultant, discovery – Lilly Research Laboratories from 2006 to 2008.

Steffanie Lim-Ho	Ms. Lim-Ho has served as treasurer of Purchaser since 2025. Ms. Lim-Ho has served as assistant treasurer of Lilly since 2024, and served as senior vice president, global ethics and compliance of Lilly from 2021 to 2024. Previously, Ms. Lim-Ho served as chief financial officer, Lilly Germany Hub from 2016 to 2020. Prior to that, Ms. Lim-Ho served in various leadership roles at Eli Lilly China, including vice president, ethics and compliance from 2013 to 2016, director, financial planning, pricing and internal controls from 2011 to 2013, and associate director, internal control from 2009 to 2011.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Katie Lodato	Ms. Lodato has served as assistant treasurer of Purchaser since 2025. Ms. Lodato has served as senior vice president of global tax for Lilly since 2018. Prior to this role, Ms. Lodato served in a variety of tax-related roles at Lilly, including senior director and tax counsel roles.

Jonathan Groff	Mr. Groff has served as assistant secretary of Purchaser since 2025. Mr. Groff has served as associate vice president and assistant general counsel, corporate securities and assistant secretary of Lilly since 2024. Prior to this role, Mr. Groff was executive director and counsel, corporate securities and assistant secretary of Lilly from 2023 to 2024, and prior to that, senior director and counsel, corporate securities and assistant secretary of Lilly from 2021 to 2023. Prior to joining Lilly, Mr. Groff was an associate and then of counsel at Ice Miller LLP from 2013 to 2021.

2.	LILLY

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Lilly are set forth below. The business address of each such director and executive officer is Lilly Corporate Center, Indianapolis, IN 46285. The telephone number at such office is (317) 276-2000. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Ralph Alvarez*	Mr. Alvarez has served as a director of Lilly since 2009. Mr. Alvarez has been an operating partner at Advent International Corporation since 2017. Mr. Alvarez serves on the President’s Council for the University of Miami and is a member of the board of directors of Lowe’s Companies, Inc., Traeger, Inc. and First Watch Restaurant Group, Inc. Mr. Alvarez has previously served on the board of Dunkin’ Brands Group, Inc.

Katherine Baicker, Ph.D.*	Dr. Baicker has served as a director of Lilly since 2011. Dr. Baicker has served as the Provost of the University of Chicago since 2023 and the Emmett Dedmon Professor of the Harris School of Public Policy at the University of Chicago since 2017. Dr. Baicker also served as the Dean of the Harris School of Public Policy at the University of Chicago from 2017 to 2023. Dr. Baicker previously served on the board of directors of HMS Holdings Corp. from 2019 to 2021. Dr. Baicker currently serves on the Panel of Health Advisers to the Congressional Budget Office, the Advisory Board of the National Institute for Health Care Management Foundation and the Editorial Board of Health Affairs. Dr. Baicker also serves as research associate of the National Bureau of Economic Research and as a trustee of the Mayo Clinic. Dr. Baicker is an elected member of the National Academy of Medicine, the National Academy of Social Insurance, the Council on Foreign Relations and the American Academy of Arts and Sciences.

J. Erik Fyrwald*	Mr. Fyrwald has served as a director of Lilly since 2005. Mr. Fyrwald has served as chief executive officer and director of International Flavors & Fragrances Inc. since 2024. Previously, Mr. Fyrwald served as president and chief executive officer of Syngenta Group from 2016 to 2023. Mr. Fyrwald previously served on the boards of Syngenta Group and Bunge Limited.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Mary Lynne Hedley, Ph.D.*	Dr. Hedley has served as director of Lilly since 2022. Dr. Hedley has been a venture partner at Third Rock Ventures since 2023 and has been a Senior Scientific Fellow at the Broad Institute of the Massachusetts Institute of Technology and Harvard University since 2021. From 2019 to 2020, Dr. Hedley served as a member of the executive research and development team at GlaxoSmithKline plc. Dr. Hedley sits on the boards of directors of Veeva Systems, Inc. and Centessa Pharmaceuticals plc. Previously, Dr. Hedley sat on the board of directors of Millendo Therapeutics, Inc.

Jamere Jackson*	Mr. Jackson has served as director of Lilly since 2016. Mr. Jackson has been chief financial officer of AutoZone, Inc. since 2020. From 2018 until 2020, Mr. Jackson was chief financial officer of Hertz Global Holdings Inc. Mr. Jackson served on the board of directors for Hibbett, Inc. from 2020 until 2022.

Kimberly H. Johnson*	Ms. Johnson has served as a director of Lilly since 2021. Ms. Johnson has served as vice president and chief operating officer of T. Rowe Price Group, Inc. since 2022. Prior to Ms. Johnson’s service with T. Rowe, Ms. Johnson held various roles at the Federal National Mortgage Association, including executive vice president and chief operating officer from 2018 to 2022. Ms. Johnson is a member of the board of trustees for Princeton University.

William G. Kaelin, Jr., M.D.*	Dr. Kaelin has served as a director of Lilly since 2012. Dr. Kaelin has been the Sidney Farber Professor of Medicine at the Harvard Medical School since 2018. Dr. Kaelin has also been a professor at the Dana-Farber Cancer Institute since 2002. Dr. Kaelin has also been an investigator at the Howard Hughes Medical Institute since 2002. Dr. Kaelin is a member of the National Academy of Medicine, the National Academy of Sciences, the American College of Physicians, the Association of American Physicians, the American Society of Clinical Investigation (ASCI), the American Academy of Arts and Sciences, and the American Philosophical Society.

Juan R. Luciano*	Mr. Luciano has served as a director of Lilly since 2016 and lead independent director since 2019. Mr. Luciano has served as chair at the Archer Daniels Midland Company (ADM) since 2016 and chief executive officer and president since 2015. Mr. Luciano currently serves on the board of directors of ADM and Intersect Illinois. Mr. Luciano also serves as an alternate director of Wilmar International. Mr. Luciano is a citizen of the U.S. and Argentina.

David A. Ricks*	Mr. Ricks has served as chair, president and chief executive officer of Lilly since 2017. Previously, Mr. Ricks held various leadership roles with Lilly, including senior vice president and president, Lilly Bio-Medicines. Mr. Ricks currently serves on the board of directors for Adobe Inc. Mr. Ricks also serves as a director of the International Federation of Pharmaceutical Manufacturers & Associations, the Pharmaceutical Research and Manufacturers of America, the Central Indiana Corporate Partnership and The Business Roundtable. Mr. Ricks is also a member of the U.S. Patent and Trademark Office Council for Inclusive Innovation and a Trustee of the Purdue University Board of Trustees.

Jon Moeller*	Mr. Moeller has served as a director of Lilly since 2024. Mr. Moeller has served as chairman, president and chief executive officer of Procter & Gamble Company since 2022. Previously, Mr. Moeller held various leadership roles with Procter & Gamble, including vice chairman, chief financial officer and chief operating officer. Mr. Moeller currently serves as a director of The Business Roundtable, the U.S. China Business Council and the Alliance to End Plastic Waste.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Gabrielle Sulzberger*	Ms. Sulzberger has served as a director of Lilly since 2021. Ms. Sulzberger has served as senior advisor of Teneo and as senior managing director at Centerbridge Partners, each since 2024. Previously, Ms. Sulzberger has served as chair of Global ESG Advisory at Teneo and as senior advisor to Centerbridge Partners, each from 2021 to 2024. Ms. Sulzberger has also served as senior advisor to Two Sigma Impact from 2021 to 2023. Ms. Sulzberger currently serves on the board of directors of Mastercard Incorporated. Ms. Sulzberger also serves on the boards of the Metropolitan Museum of Art, the Ford Foundation and Sesame Street Workshop. Previously, Ms. Sulzberger served on the boards of Warby Parker Inc., Cerevel Therapeutics Holdings, Inc. and Brixmor Property Group Inc.

Adrienne Brown	Ms. Brown has served as executive vice president and president, Lilly Immunology since November 2025. Ms. Brown has previously held various leadership roles at Lilly, including group vice president of corporate business development from 2023 to November 2025, group vice president, U.S. Diabetes and Obesity from 2020 to 2023, and senior director Diabetes/GHD Business Unit from 2018 to 2020.

Kenneth Custer	Mr. Custer has held the role of executive vice president and president, Lilly Cardiometabolic Health since June 2025. Mr. Custer held various leadership roles with Lilly, including as general manager of Lilly Canada from 2023 until assuming his current position, senior vice president, corporate business development from 2020 to 2023, vice president, portfolio strategy, NGR, and Chorus from 2018 to 2020.

Eric Dozier	Mr. Dozier has held the role of executive vice president and chief people officer of Lilly since 2022. Mr. Dozier has held various leadership roles with Lilly, including senior vice president, chief commercial officer for Loxo@Lilly from 2021 to 2022, vice president, North American oncology from 2018 to 2021, and vice president, global ethics and compliance officer from 2017 to 2018.

Anat Hakim	Ms. Hakim has held the role of executive vice president, general counsel and secretary of Lilly since 2020. Prior to joining Lilly, Ms. Hakim served as executive vice president, general counsel and secretary of WellCare Health Plans, Inc. (“WellCare”) from 2016 to 2018, and as executive vice president, general counsel and secretary of WellCare from 2018 to 2020. Ms. Hakim is a citizen of the U.S. and Israel.

Edgardo Hernandez	Mr. Hernandez has held the role of executive vice president and president of manufacturing operations of Lilly since 2021. Mr. Hernandez has held various leadership roles with Lilly, including as senior vice president of global parenteral drug product, delivery devices and regional manufacturing from 2018 until 2021. Mr. Hernandez was vice president of Fegersheim Operations for Lilly’s manufacturing site located in France from 2016 to 2017.

Patrik Jonsson	Mr. Jonsson has held the role of executive vice president and president, Lilly International since 2025. Mr. Jonsson has held various leadership roles with Lilly, including executive vice president and president of Lilly, president of Lilly Cardiometabolic Health and president of Lilly USA from 2024 until assuming his current role as executive vice president and president of Lilly Immunology, president of Lilly USA and chief customer officer from 2021 to 2024. Mr. Jonsson was senior vice president and president of Lilly Bio-Medicines from 2019 to 2020, and president and general manager of Lilly Japan from 2014 to 2019.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)

Lucas Montarce	Mr. Montarce has held the role of executive vice president and chief financial officer of Lilly since 2024. Mr. Montarce has held various leadership roles with Lilly, including president and general manager for the Spain, Portugal and Greece hubs of Lilly in 2024, vice president, corporate controller and chief financial officer of Lilly Research Laboratories from 2021 to 2024, and senior vice president, finance and chief financial officer of Lilly International from 2018 to 2021.

Diogo Rau	Mr. Rau has held the role of executive vice president and chief information and digital officer of Lilly since 2021. Prior to joining Lilly, Mr. Rau was senior director of information systems and technology for retail and online stores of Apple Inc. from 2011 to 2021.

Melissa S. Seymour	Ms. Seymour has served as executive vice president, global quality of Lilly since 2024. Prior to joining Lilly, Ms. Seymour served as chief quality officer at Bristol Myers Squibb from 2022 to 2024. Ms. Seymour also previously served as chief quality officer at Biogen from 2021 to 2022 and as vice president, global quality control from 2015 to 2021.

Daniel M. Skovronsky, M.D., Ph.D.	Dr. Skovronsky has held the role of chief scientific and product officer, and president, Lilly Research Laboratories since November 2025. Dr. Skovronsky has held various leadership roles with Lilly, including executive vice president, chief scientific officer and president of Lilly Research Laboratories and Lilly Immunology from 2024 to November 2025, executive vice president, chief scientific and medical officer, and president of Lilly Research Laboratories from 2018 to 2024 and, previously, as senior vice president, clinical and product development.

Jacob Van Naarden	Mr. Van Naarden has held the role of executive vice president and president of Lilly Oncology since 2021. Previously, Mr. Van Naarden served as chief executive officer of Loxo Oncology at Lilly in 2021 and chief operating officer of Loxo Oncology at Lilly from 2019 to 2021. Mr. Van Naarden joined Lilly in 2019 when Lilly acquired Loxo Oncology, Inc., where he was the chief operating officer.

Anne E. White	Ms. White has held the role of executive vice president of Lilly and president of Lilly Neuroscience since 2021. Since joining Lilly in 1991, Ms. White has held various leadership roles at Lilly, including senior vice president and president of Lilly Oncology from 2018 to 2021.

Ilya Yuffa	Mr. Yuffa has held the role of executive vice president and president, Lilly USA and global customer capabilities since June 2025. Mr. Yuffa has held various leadership roles with Lilly including executive vice president and president of Lilly International from 2021 until assuming his current role. Mr. Yuffa has held various leadership roles with Lilly, including senior vice president of Lilly Bio-Medicines from 2020 to 2021. Mr. Yuffa was vice president of U.S. Diabetes from 2018 to 2020 and president and general manager of Lilly’s Italy Hub from 2017 to 2018.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

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